Exhibit 10.22

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 30, 2010, is entered into by and among Groupon, Inc., a Delaware corporation (the “Purchaser”), Groupon Ludic, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), Ludic Labs, Inc., a Delaware corporation (the “Company”), and the person designated from time to time as the Stockholders’ Representative pursuant to that certain Consent, Release and Stockholders’ Representative Agreement dated as of the date hereof (the “Stockholders’ Representative”).

RECITALS

A.                                   The Boards of Directors of the Company (the “Company Board”), Merger Sub and Purchaser have determined that it would be advisable and in the best interests of the security holders of their respective companies that the Company merge with and into Merger Sub (the “Merger”), with Merger Sub to survive the Merger, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

B.                                     Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of capital stock of Purchaser and/or cash consideration in the manner set forth herein. Under the terms of the Merger, Purchaser proposes to issue an aggregate of 615,000 shares of the Non-Voting Common Stock, par value $0.0001 per share, of Purchaser (the “Purchaser Common Stock”) and to pay an aggregate amount of $1,700,000 in cash, subject to certain deductions, to the stockholders of the Company as consideration for their shares of Company capital stock.

C.                                     In connection with Merger, and subject to certain limitations, each stockholder of the Company will be given the opportunity to elect what proportion of the Merger consideration such stockholder will receive in the form of shares of Purchaser Common Stock and what proportion of the Merger consideration such stockholder will receive in the form of cash. To the extent that the Company stockholders collectively elect to receive less than, or more than, an aggregate of 615,000 shares of Purchaser Common Stock, the number of shares of Purchaser Common Stock to be received by each Company stockholder will be increased or decreased proportionately so as to ensure that the Purchaser Common Stock to be issued in the Merger is appropriately allocated amongst the Company stockholders.

D.                                    A number of shares equal to 10% of the shares of Purchaser Common Stock to be issued, and/or an amount equal to 10% of the cash consideration payable, as applicable, to each Company stockholder in the Merger will be deposited in escrow to secure the indemnification obligations of the Company stockholders under this Agreement.

E.                                      Concurrently with the execution of this Agreement, each of Brian Totty, Paul Gauthier and David Gourley (collectively, the “Key Employees”) is executing an Employment Agreement with Purchaser and Merger Sub (collectively, the “Employment Agreements”), each of the Key Employees is executing a Non-Competition Agreement with Purchaser (collectively, the “Non-Competition Agreements”), each of the Key Employees and each of Kan-Shun Sit and Kimberlee Adamski (collectively, the “Other Employees”) is executing a Restricted Stock Unit Grant Agreement with Purchaser (collectively, the “RSU Grant Agreements”), each of the Other Employees is executing an employment offer letter with Purchaser (or Merger Sub), and each of the Key Employees and each of the Other Employees is executing a Confidentiality, Inventions and Non-Solicitation Agreement with Purchaser and Merger Sub (collectively, the “Employee Confidentiality Agreements”), with each of the aforementioned agreements to become effective upon the Closing (as such term is defined in Section 5 below).

F.                                      The holders of the outstanding shares of Series A Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”) have approved the conversion of all such shares into shares of Common Stock, par value $0.0001 per share, of the Company (the “Company Common Stock” and collectively with the Series A Preferred Stock, the “Company Capital Stock”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Company contingent upon the consummation of the Merger and effective as of immediately prior to the consummation of the Merger.

E.                                      Promptly following the execution and delivery of this Agreement, and as a material inducement to Purchaser to enter into this Agreement, the Company shall solicit and use all commercially reasonable efforts to obtain and deliver to Purchaser an executed copy of a Written Consent of the Stockholders of the Company evidencing the approval of the adoption of this Agreement by the holders of the outstanding shares of capital stock of the Company (the “Company Stockholders”) in accordance with applicable law.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

1.                                       The Merger.

(a)                                  At the Effective Time (as such term is defined in Section 1(b) below), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of Delaware Law, the Company shall merge with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger and as a wholly-owned subsidiary of Purchaser.  Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

(b)                                 At the Closing, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Purchaser and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”).

(c)                                  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become debts, liabilities and duties of the Surviving Corporation.

(d)                                 At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Delaware Law.

(e)                                  At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(f)                                    At the Effective Time, the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

(g)                                 At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.

2.                                       Effect of the Merger on Company Capital Stock.

(a)                                  Certain Definitions.  The following terms shall have the following meaning for the purpose of this Agreement:

“Cash Consideration Per Share” means (A) the Total Cash Consideration divided by (B) the Fully-Diluted Company Stock.

“Closing Cash Consideration Per Share” means (A) the Cash Consideration Per Share minus (B) the Escrow Cash Per Share.

“Closing Stock Consideration Per Share” means (A) the Stock Consideration Per Share minus (B) the Escrow Stock Amount Per Share.

“Company Transaction Expenses” means those fees or expenses incurred by the Company in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby in excess of the amount of such fees and expenses that Purchaser has agreed to pay pursuant to Section 8.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares held by the Company Stockholders who elect to exercise dissenters’ rights under Delaware Law.

“Dissenting Stockholders” means holders of Dissenting Shares.

“Escrow Amount Per Share” means the Escrow Cash Per Share and the Escrow Stock Amount Per Share.

“Escrow Cash Per Share” means 10% of the Cash Consideration Per Share.

“Escrow Stock Amount Per Share” means 10% of the Stock Consideration Per Share.

“Fully-Diluted Company Stock” means the sum, without duplication, of the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (treating all Series A Preferred Stock on an as-converted to Company Common Stock basis).

“Merger Consideration Per Share” means the sum of (A) the Cash Consideration Per Share and (B) the dollar value of the Stock Consideration Per Share calculated on the basis of the Purchaser Common Stock Price.

“Pro Rata Share” means, with respect to a particular Company Stockholder, the sum of the portion of the cash consideration and the value of the shares of Purchaser Common Stock (based on the Purchaser Common Stock Price) that such Company Stockholder is entitled to receive pursuant to Section 2(b) with respect to its Company Common Stock (other than Dissenting Shares) and relative to the aggregate amount of the cash consideration and the aggregate value of the shares of Purchaser Common Stock (based on the Purchaser Common Stock Price) that all Company Stockholders are entitled to receive pursuant to Section 2(b) with respect to their Company Common Stock (other than Dissenting Shares).

“Purchaser Common Stock Price” means $21.79.

“Stock Consideration Per Share” means (A) the Total Share Consideration divided by (B) the Fully-Diluted Company Stock.

“Total Cash Consideration” means the sum of $1,700,000 in cash less the sum of (A) the aggregate Payoff Amounts (as defined in Section 5(c)(xii)), (B) the aggregate amount of cash payments to advisors of the Company set forth on Schedule 2 (“Transaction Bonuses”) and (C) the aggregate accrued compensation amount of $140,000 owed to certain Key Employees as described in Schedule 3(e)(iv) of the Disclosure Schedule (the “Accrued Compensation Amounts”), together with $13,000 of employer-related taxes payable thereon.

“Total Merger Consideration” means an aggregate value equal to the sum of (A) the Total Cash Consideration and (B) the value of the Total Share Consideration calculated based on the Purchaser Common Stock Price.

“Total Share Consideration” means an aggregate of 615,000 shares of Purchaser Common Stock.

(b)                                 Company Capital Stock.  On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of the Company Capital Stock:

(i)                                     At the Effective Time, and subject to any different allocation of the consideration payable hereunder as may be implemented pursuant to Section 2(c) below, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including shares of Company Common Stock issued upon conversion of the Series A Preferred Stock (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive (A) an amount of cash (without interest) equal to the Closing Cash Consideration Per Share, (B) a number of shares of Purchaser Common Stock equal to the Closing Stock Consideration Per Share, (C) upon release from the escrow, pursuant to and subject to terms of Section 6(f) and the Escrow Agreement, the Escrow Amount Per Share, and (D) any additional cash consideration that may become payable by Purchaser pursuant to Section 20(a) hereof.  The amount of cash and the number of shares of Purchaser Common Stock that each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest cent or the nearest whole share, as applicable, and computed after aggregating cash amounts payable and shares issuable for all shares of Company Common Stock held by such Company Stockholder.

(ii)                                  Purchaser shall not assume or substitute any equivalent awards for any outstanding options of the Company in connection with the Merger. The vesting of each outstanding option to purchase shares of Company Capital Stock (the “Options”) shall be accelerated in full as of the date that is two days prior to the Closing such that such Options shall become exercisable in full at such time and such Options shall terminate and be cancelled as of the Effective Time, without the payment of any consideration therefor, to the extent that such Options have not been exercised prior to the Effective Time.

(iii)                               Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Purchaser, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).  Each certificate evidencing ownership of shares of common stock of Merger Sub will evidence ownership of such shares of common stock of the Surviving Corporation.

(c)                                  Merger Consideration Election.  Notwithstanding the provisions of Section 2(b) above, and subject to the provisions of this Section 2(c), each Company Stockholder shall be permitted to elect to receive such Company Stockholder’s portion of the Total Merger Consideration in a different proportion of cash and Purchaser Common Stock consideration to that provided pursuant to Section 2(b) hereof, as described below:

(i)                                     Concurrently with the solicitation by the Company of the approval by the Company Stockholders of this Agreement, the Company shall deliver to each Company Stockholder a letter of transmittal in the form of Exhibit B (a “Letter of Transmittal”) and an election form in the form of Exhibit C (a “Merger Consideration Election Form”);

(ii)                                  Each Merger Consideration Election Form shall permit the relevant Company Stockholder (or the beneficial owner through appropriate and customary documentation and instructions) (each, a “Holder”), other than any Holder of Dissenting Shares, to specify the number of shares of Company Common Stock held by such Holder with respect to which such Holder elects to receive the Merger Consideration Per Share in the form of shares of Purchaser Common Stock, up to all of such Company Stockholder’s shares; provided that in no event, shall the aggregate number of shares of Purchaser Common Stock to be issued to the Company Stockholders in the Merger be less than or exceed 615,000 shares (the “Share Threshold”).  In the event the aggregate Merger Consideration Per Share to be paid in the form of shares of Purchaser Common Stock elected by the Company Stockholders is less than or more than the Share Threshold (or to the extent that shares of Purchaser Common Stock cannot be issued in the Merger to any Company Stockholder as a result of the failure of such Company Stockholder to qualify as an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended), each Company Stockholder’s election shall be deemed to be increased or decreased pro rata, as applicable (based on the number of shares of Company Common Stock held by such Company Stockholder relative to the number of shares of Company Common Stock held by all Company Stockholders) to an amount such that the aggregate election by all Company Stockholders is equal to the Share Threshold.

(iii)                               The Merger Consideration Per Share for any shares remaining that are held by such Holder and for which the Holder did not elect consideration to be paid in the form of shares of Purchaser Common Stock shall be payable in cash.

(iv)                              The Merger Consideration Per Share for any Company Common Stock with respect to which the Purchaser has not received an effective, properly completed Merger Consideration Election Form prior to the date hereof (the “Election Deadline”) (other than any shares of Company Common Stock that constitute Dissenting Shares as of such time) shall be deemed to be payable as provided in Section 2(b) above, subject to the adjustments provided in subclause (ii) above, provided that all shares of such Company Common Stock held by the relevant Holder shall be aggregated for the purpose of such calculation, and provided further that the relevant Holder shall only be entitled to receive his or her Merger Consideration Per Share in the form of cash in the event that the Purchaser, in consultation with the Company, reasonably believes that such Holder does not qualify as an “accredited investor” under Regulation D promulgated by the Securities Act of 1933, as amended.

(v)                                 A Merger Consideration Election Form shall have been properly made only if the Purchaser shall have actually received a properly completed Merger Consideration Election Form by the Election Deadline.  Subject to the terms of this Agreement and of the Merger Consideration Election Form, the Purchaser shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in the Merger Consideration Election Forms, and any good faith decisions of the Purchaser regarding such matters shall be binding and conclusive.  Purchaser shall work in good faith with any Company Stockholder to correct any defect in a Merger Consideration Election Form so as to make such Merger Consideration Election Form not defective.

(vi)                              The amount of cash and the number of shares of Purchaser Common Stock that each Company Stockholder is entitled to receive pursuant to this Section 2(c) for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest cent or the nearest whole share, as applicable, and computed after aggregating cash amounts payable and shares issuable for all shares of Company Common Stock held by such Company Stockholder.

(vii)                           Following any adjustment to the aggregate amounts of the Stock Consideration Per Share and the Cash Consideration Per Share to be received by a Company Stockholder in the Merger effected pursuant to Section 2(c), the Escrow Amount Per Share of such Company Stockholder shall be adjusted to consist of 10% of the number of shares of Purchaser Common Stock and 10% of the cash consideration to be received by such Company Stockholder for each share of Company Common Stock held by such Company Stockholder as determined pursuant to Section 2(c).

(viii)                        Purchaser and the Company shall jointly prepare a spreadsheet (the “Final Merger Consideration Spreadsheet”) setting forth the definitive allocation of the stock and cash consideration to be paid to each Stockholder with respect to the aggregate Merger Consideration Per Share to be paid to each Company Stockholder for its shares of Company Common Stock in the Merger, and the stock and cash amount constituting the aggregate Escrow Amount Per Share of such Company Stockholder, in each case, as determined in accordance with the foregoing provisions of this Section 2(c). Within two (2) Business Days following Purchaser’s receipt of (x) a completed and signed Letter of Transmittal from each and every Company Stockholder, together with the stock certificates (or a duly completed and signed affidavit of lost certificate in lieu thereof) representing such Company Stockholder’s shares of Company Capital Stock and (y) executed copies of all of the Stock Powers (as defined in the Escrow Agreement), Purchaser shall (A) deliver to each Company Stockholder receiving Purchaser Common Stock a stock certificate representing the Closing Stock Consideration Per Share to be issued to such Company Stockholder in accordance with the allocations and amounts provided in the Final Merger Consideration Spreadsheet, (B) pay the Closing Cash Consideration per Share to be paid to each Company Stockholder receiving cash in accordance with the allocations and amounts provided in the Final Merger Consideration Spreadsheet, and (C) provide to the Escrow Agent stock certificates and cash representing the aggregate Escrow Amount Per Share to be contributed by each Company Stockholder into escrow in the allocations and amounts provided in the Final Merger Consideration Spreadsheet.

(d)                                 Treatment of Company Capital Stock Owned by the Company and Purchaser.  At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and each share of Company Capital Stock owned by Purchaser or any direct or indirect wholly-owned subsidiary of Purchaser immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

(e)                                  Appraisal Rights.  Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 2(b), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law.  Each Dissenting Stockholder who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for his, her or its Dissenting Shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash payable pursuant to Section 2(b) in respect of such shares as if such shares never had been Dissenting Shares, and Purchaser shall issue and deliver to the holder thereof, the amount of cash and stock consideration to which such holder would be entitled in respect thereof under Section 2(b) as if such shares never had been Dissenting Shares.

(f)                                    Payoff Amount. Purchaser shall pay the Payoff Amount in cash to the Key Employees at the Closing.

(g)                                 Transaction Bonuses.  Purchaser shall provide sufficient funds to the Company to, and the Company shall, pay the Transaction Bonuses at the Closing to the individuals and in the amounts set forth on Schedule 2.  For the avoidance of doubt, the Transaction Bonuses shall be deemed paid by the Company as of immediately prior to the Closing.

(h)                                 Accrued Compensation Amounts. Purchaser shall provide sufficient funds to the Company to, and the Company shall, pay the Accrued Compensation Amounts to the Key Employees, net of any applicable withholding Taxes, at the Closing.  For the avoidance of doubt, the Accrued Compensation shall be deemed paid by the Company as of immediately prior to the Closing.

3.                                       Representations and Warranties of the Company.  Except as set forth on the Schedules delivered by the Company to Purchaser and attached hereto (collectively, the “Disclosure Schedule”) (it being understood and agreed that any information disclosed under any section or subsection of the Disclosure Schedule shall qualify the representations and warranties set forth in the corresponding section or subsection of this Agreement and also the representations and warranties set forth in any other section or subsection of this Agreement (whether or not a specific cross-reference is included inn the Disclosure Schedule) if and to the extent that it is reasonably apparent that such information also applies to such other sections or subsections), the Company represents and warrants to Purchaser as set forth below in this Section 3.

For purposes of this Agreement, the following terms shall have the following meanings:

“Material Adverse Effect” with respect to the Company or Purchaser, as applicable, means any change, effect, event or occurrence that is materially adverse to the assets, liabilities, business, results of operations and financial condition of such entity and its subsidiaries, taken as a whole, but excluding any effect resulting from or relating to (i) general economic conditions, or changes affecting the industry in which such entity primarily operates which do not disproportionately affect such entity as compared to such entity’s competitors, (ii) an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism, earthquake, hurricane, tornado or other force majeure event), (iii) any change in financial markets or economic conditions in the United States or elsewhere, (iv) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement (including any cancellation of, or delays in, anticipated activities under customer contracts, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), or (v) any change or amendment to any applicable law or any change in the manner in which any applicable law is or may be enforced.

“Transaction Documents” means the Escrow Agreement, the Employment Agreements, the RSU Grant Agreements, the Non-Competition Agreements and the Employee Confidentiality Agreements.

(a)                                  Organization.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company is qualified to conduct business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 3(a) of the Disclosure Schedule, and there are no other jurisdictions where such qualification is required under applicable law, except any jurisdiction where the failure to be qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 Subsidiaries.  Except as set forth on Schedule 3(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, more than fifty percent (50%) of the equity interests or voting control of any other corporation, partnership, limited liability company or other entity (each, a “Subsidiary”), nor does the Company own, directly or indirectly, any stock or other equity interest in any other corporation, partnership, limited liability company or other entity.  As used in this Section 3, the term “Company” shall include each Subsidiary of the Company.

(c)                                  Authority; Capacity.  The Company (i) has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it, (ii) subject to obtaining the approval of the Company Stockholders with respect to the adoption of this Agreement, has all requisite corporate power to enter into, and perform its obligations under, this Agreement and each other Transaction Document to which it is a party, and (i) subject to obtaining the approval of the Company Stockholders with respect to the adoption of this Agreement, has taken all requisite corporate action to authorize (A) the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party and (B) the consummation of the Merger and the other transactions contemplated by each other Transaction Document to which it is a party.  This Agreement has been duly executed and delivered by the Company and is binding upon, and legally enforceable against, the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether applied in a proceeding at law or in equity.

(d)                                 No Violation; Required Consents.  Except as set forth on Schedule 3(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with, or result in the breach of (A) any of the terms, conditions, or provisions of the Company’s Amended and Restated Certificate of Incorporation, or (B) any law, statute, ordinance, rule, regulation, restriction, judgment, order, writ, injunction, decree, determination or award to which the Company is subject or bound, (ii) result in the creation of any security interest, charge, adverse title claim, pledge, encumbrance, lien, option or right of first refusal of any kind whatsoever (collectively, “Encumbrances”) upon any of the material assets of the Company, or (iii) constitute a material breach or default under, or give rise to any right of termination, cancellation, modification or acceleration of any material right or obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any material Contract, or require any consent by any person under any Contract except where failure to obtain such consent would not have a Material Adverse Effect.  Except as set forth on Schedule 3(d) of the Disclosure Schedule, no filing, declaration or registration with, or consent, approval, order or authorization of, any governmental authority is required to be made or obtained by the Company in connection with the consummation by the Company of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger, as provided in Section 1.

(e)                                  Capitalization; Indebtedness; Working Capital.

(i)                                     The entire authorized capital stock of the Company consists of (A) 15,000,000 shares of Common Stock, of which 4,302,964 shares are issued and outstanding, and (B) 4,300,000 shares of Series A Preferred Stock, of which 4,185,669 shares are issued and outstanding.  Schedule 3(e)(i) of the Disclosure Schedule sets forth the name of each holder of record of the Company Capital Stock and the number and type of shares owned by such holder. All of the outstanding shares of Company Capital Stock are validly issued, fully paid and non-assessable.

(ii)                                  There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of its equity securities.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the shares of capital stock of the Company or other equity securities of the Company.

(iii)                               The Company has delivered to Purchaser complete and correct copies of any shareholder agreements, voting agreements, voting trusts, proxies and other contracts or agreements relating to the voting of the equity securities of the Company that the Company is a party to, all of which documents are listed on Schedule 3(e)(iii) of the Disclosure Schedule.

(iv)                              Schedule 3(e)(iv) of the Disclosure Schedule sets forth the outstanding Company Indebtedness as of immediately prior to the Closing.  All of such Company Indebtedness will be discharged at the Effective Time.  For purposes of this Agreement, “Company Indebtedness” means all indebtedness of the Company for borrowed money, whether current or funded, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees and prepayment penalties, if any, and including, without limitation, (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of the Company, (iii) any indebtedness for the deferred purchase price of property with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (iii) any cash overdrafts, (iv) any capitalized leases, and (iv) any notes payable to any of the Company’s stockholders, vendors, customers or third parties (excluding, for the avoidance doubt, any accounts payable or trade payables incurred by the Company in the ordinary course of business).

(v)                                 The Company has a positive Working Capital balance. For purposes of this Agreement, “Working Capital” means the excess of the Company’s current assets over the Company’s current liabilities as of the close of business on the business day immediately prior to the Closing Date, as determined in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied; provided, however, that the parties agree that for purposes of determining Working Capital, the Company’s current liabilities shall not include any Company Indebtedness or Transaction Expenses, which shall be deducted from the Total Cash Consideration and paid off in full as of the Closing Date except for those Transaction Expenses which Purchaser has agreed to pay pursuant to Section 8.

(f)                                    Financial Statements.  The Company has delivered to Purchaser the internally prepared and unaudited annual financial statements of the Company as of December 31, 2009, consisting of the balance sheet as of December 31, 2009 and the related statements of income and cash flows of the Company for the year ended December 31, 2009 and the internally prepared and unaudited financial statements of the Company as of September 30, 2010, consisting of the balance sheet as of September 30, 2010 and the related statements of income and cash flows of the Company for the nine-month period ended September 30, 2010 (collectively, the “Financial Statements”).  The Financial Statements fairly present, in all material respects, the financial condition and results of operations and cash flow of the Company as of and for the periods presented thereby, provided that the Financial Statements lack footnotes and other presentation items required by GAAP and are subject to normal year-end adjustments.

(g)                                 Compliance With Laws.  The Company is in compliance in all material respects with all applicable federal, state, local and all other applicable laws and regulations relating to the operation of the Company’s business as currently conducted.  The Company has not received any written notice or written communication from any governmental body or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of applicable law.

(h)                                 No Undisclosed Liabilities.  The Company has no debts, liabilities or obligations of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, or otherwise (collectively, “Liabilities”), except (i) to the extent such Liabilities are accurately reflected and accrued for or fully reserved against in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business since September 30, 2010, (iii) Liabilities pursuant to contractual obligations (none of which results from a breach of contract), and (iv) as set forth in Schedule 3(h) of the Disclosure Schedule.

(i)                                     Tax Matters.

(i)                                     For all purposes of this Agreement, the following terms shall have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Income Tax” or “Income Taxes” means all federal, state or local or foreign income Taxes (inclusive of any and all interest and penalties thereon) which are based upon the net income or profits of the Company and imposed on the Company with respect to any period ending on or prior to the Closing Date.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any governmental authority (whether payable directly or by withholding and including any tax liability incurred or borne as a transferee or successor or by contract, or otherwise), together with any interest, penalty (civil or criminal), or additional amounts imposed by, any governmental authority with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii)                                  Except as set forth on Schedule 3(i) of the Disclosure Schedule, the Company has timely filed all Tax Returns required to be filed.  All such Tax Returns were true, complete and correct in all material respects.  Except as provided on Schedule 3(i) of the Disclosure Schedule, (A) no portion of any Tax Return has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the Knowledge of the Company, threatened, (B) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment, or deficiency and (C) no claim has been made within the last three (3) years by a governmental authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon the assets of the Company.

(iii)                               The Company has withheld and paid to the appropriate governmental authorities all Taxes required to have been so withheld and paid under applicable laws in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party.

(iv)                              Except as set forth on Schedule 3(i) of the Disclosure Schedule, the Company has timely paid all Taxes, and all interest and penalties due thereon and payable by it (whether under applicable law or any agreement), which will have been required to be paid on or prior to the Closing Date.

(vii)                           The Company is not subject to Tax on “built-in gains” under Section 1374 of the Code or any similar provisions of applicable state or local Tax laws.

(viii)                        The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, or is otherwise liable for any Taxes of any other person.

(ix)                                None of the assets of the Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(x)                                   The Company has neither agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(xi)                                None of the assets of the Company (including those included in the Financial Statements) is property that the Company is required to treat as being owned by any other Person for any foreign, federal, state or local income tax purpose pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code or any other Tax law.

(xii)                             The Company has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(j)                                     No Material Adverse Change.  Except as set forth on Schedule 3(j) of the Disclosure Schedule, since September 30, 2010, (i) the Company has conducted its business only in the ordinary course of business, and (ii) there has not been any Material Adverse Effect.  Without limitation on the foregoing and except as set forth on said Schedule 3(j) of the Disclosure Schedule, since September 30, 2010, the Company has not taken any of the following actions:

(A)                              declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity interests;

(B)                                authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including debt securities having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), or amended in any respect any of the terms of any such securities or equity equivalents outstanding on the date hereof (including, without limitation, accelerated, amended or changed the period of exercisability of any options or stock appreciation rights or repriced any options or stock appreciation rights);

(C)                                made any new material capital expenditure or commitment therefor other than in the ordinary course of business;

(D)                               except as may be required pursuant to existing agreements between the Company and any director, officer or employee, (1) paid any bonuses or increased the salaries or other compensation payable to any of its directors, officers or employees (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), (2) entered into any employment, severance or similar agreement with any director, officer or employee, (3) entered into any transaction or agreement with any director or officer of the Company (other than the payment of compensation or benefits in connection with services rendered by such persons in the ordinary course of business, or the reimbursement of expenses to such persons in the ordinary course of business), (4) entered into any collective bargaining agreement, (5) made any loan or advance to any director, officer or employee (other than under tax qualified plans), or (6) adopted, materially increased, accelerated, amended, modified, or terminated the schedule of payments or benefits under any Employee Benefit Plan (as such term is defined in Section 3(o)(ii) below), for or which any director, officer, consultant, agent or employee is the beneficiary;

(E)                                 made any change in the Company’s (1) accounting methods, principles or practices, or (2) its depreciation or amortization policies or rates theretofore adopted, other than as required (i) by changes in GAAP (or any interpretation thereof), or (ii) by a change in any applicable law, if such change would have the effect of materially increasing the Tax liability of the Company after the Closing Date;

(F)                                 made, revoked, or changed any election with respect to Taxes, changed any Tax accounting period, adopted or changed any method of Tax accounting, filed any material amended Tax return, enter into a closing agreement with any taxing authority, surrendered any right to claim a refund for material Taxes, consented to an extension of the statute of limitations applicable to any material Tax claim or assessment, or taken any other similar action (or omitted to take any action), if such election, change, amendment, agreement, settlement, surrender, consent or action or omission would have the effect of materially increasing the Tax liability of the Company after the Closing Date;

(G)                                sold, leased, licensed, encumbered, transferred or disposed of any material assets (except in the ordinary course of business, including the sale of inventory in the ordinary course);

(H)                               (1) accelerated the collection of any accounts receivables of the Company, or written-off any accounts receivable or notes receivable of the Company, other than in the ordinary course of business, or (2) delayed or postponed the payment of accounts payable of the Company other than in the ordinary course of business; or

(I)                                    agreed, authorized, committed, whether orally or in writing, and whether or not binding, to take any of the foregoing actions.

(k)                                  Contracts; No Defaults.  Schedule 3(k) of the Disclosure Schedule contains an accurate and complete list, and the Company has delivered to Purchaser accurate and complete copies of, each of the following written or oral contracts, agreements, instruments, leases, subleases, licenses, deeds, mortgages, purchase orders, commitments, arrangements or undertakings (collectively, the “Contracts”) to which the Company is a party or otherwise bound that is currently in effect and that relates to the assets or operation of the Company’s business as currently conducted:

(i)                                     each Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise, or any Contract pursuant to which the Company has any material ownership interest in any other entity (other than any subsidiaries of the Company);

(ii)                                  each Contract (other than this Agreement) relating to the divestiture of any material assets of the Company outside the ordinary course of business;

(iii)                               each Contract for the employment of any officer or individual employee on a full-time basis or any Contract for the provision of consulting services by any individual person (other than Contracts that provide for “at will” employment which shall be referred to herein as “At Will Employment Contracts”);

(iv)                              each agreement, promissory note, mortgage or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien or other encumbrance on any portion of the assets of the Company;

(v)                                 guaranty of any obligation for borrowed money;

(vi)                              each lease or agreement under which the Company is lessee of, or holds or operates, any tangible personal property owned by any other person;

(vii)                           each lease or agreement under which the Company is lessor of, or permits any third party to hold or operate, any tangible property, real or personal, owned by the Company;

(viii)                        each Contract or group of related Contracts with the same party for the purchase by the Company of products or services, under which the undelivered balance of such products and services has a selling price in excess of $50,000;

(ix)                                each Contract or group of related Contracts with the same party for the sale of products or services by the Company under which the undelivered balance of such products or services has a sales price in excess of $50,000;

(x)                                   each collective bargaining agreement, executive compensation plan, bonus plan, deferred compensation agreement, pension plan, retirement plan, employee stock option or stock purchase plan and group life, health and accident insurance and other employee benefit plan, agreement, arrangement or commitment to which the Company is a party (other than At Will Employment Contracts);

(xi)                                each agency, distributor, sales representative, franchise or similar agreement to which the Company is a party;

(xii)                             each Contract which expressly prohibits the Company from freely engaging in business anywhere in the world; or

(xiii)                          any other material Contract entered into by the Company outside of the ordinary course of business, as such business is currently conducted.

Except as set forth on Schedule 3(k) of the Disclosure Schedule:  (i) each Contract is a valid and binding agreement of the Company, enforceable against the Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms (subject to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and general principles of equity), except, in each case, as would not be material to the business of the Company; (ii) the Company is not in material breach of, or material default under, the terms of any Contract, and to the Knowledge of the Company, no condition exists nor has any event occurred that, with or without notice or the passage of time or both, would constitute a material breach of, or material default under, any Contract by the Company; (iv) to the Knowledge of the Company, no other party to any Contract has breached in any material respect any provision or is in material default under any Contract; (v) the Company has not given or received, at any time since December 31, 2009, any written notice or, to the Knowledge of the Company, any other written communication, regarding any actual, alleged, or potential material violation or breach of, or material default under, any of the Contracts; and (vi) there are no pending renegotiations of any of the Contracts and the Company has not received written notice from, and to the Knowledge of the Company, no party to any Contract intends to, terminate, cancel or materially change the terms of, any such Contract.

(l)                                     Intellectual Property.  Schedule 3(l) of the Disclosure Schedule lists all of the registered Intellectual Property, and all applications to register Intellectual Property, owned by the Company and used in the operation of the Company’s business as presently conducted.  The Company owns or, to the Knowledge of the Company, has the right to use all Intellectual Property used in the operation of the Company’s business as presently conducted, free and clear of all Encumbrances and without payment to any third party.  All patent applications, trademark applications, service mark applications, and copyright applications that are listed in Schedule 3(l) of the Disclosure Schedule are presently pending except as noted on Schedule 3(l).  All issued patents, trademark registrations and copyright registrations that are listed in Schedule 3(l) of the Disclosure Schedule are presently in force except as noted on Schedule 3(l).  The Company has not (i) violated, infringed upon, or misappropriated the Intellectual Property rights (except with respect to patents) of any other person or entity, (ii) to the Knowledge of the Company, violated, infringed upon, or misappropriated any patents of any other person or entity, or (iii) received any written notice alleging any such infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any other person or entity).  To the Knowledge of the Company, no other person has violated, infringed upon, or misappropriated any Intellectual Property owned by the Company.  There are no pending or, to the Knowledge of the Company, threatened claims against the Company or its employees or independent contractors alleging that the Company’s Intellectual Property infringes on or conflicts with the rights of any other person or entity.

For purposes of this Agreement, “Intellectual Property” means all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (ii) trademarks, trade names, service marks, trade dress, logos, and all goodwill associated therewith, together with all applications, registrations, and renewals relating thereto, (iii) copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (iv) trade secrets and other confidential or proprietary information (including ideas, research and development, know-how, mobile technology expertise, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, financial, marketing and business data, and business and marketing plans and proposals), and (v) rights in Internet web sites or protocol addresses, Internet domain names and registration rights, uniform resource locators, related security passwords or codes, and copies and tangible embodiments of the foregoing (in whatever form or medium).

(m)                               Title to Assets.  Except as set forth in Schedule 3(m) of the Disclosure Schedule, the Company has good and valid title to, or a valid leasehold or sub-leasehold interest in, all of the tangible properties and assets reflected in the Financial Statements, free and clear of any and all Encumbrances, other than (i) liens for Taxes or assessments and similar charges, which either are not delinquent or are being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction incurred in the ordinary course of business and not arising out of delinquent payment, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; and (iv) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the assets or properties subject thereto or affected thereby, or otherwise impair business operations involving such assets or properties (the Encumbrances described in subclauses (i) through (iv) above being referred to herein collectively as “Permitted Encumbrances”).  Other than this Agreement, there are no agreements with, or options or rights granted in favor of, any person to directly or indirectly acquire the Company’s business, as currently conducted, or any interest therein or any tangible properties or assets of the Company other than in the ordinary course of business.  Except as set forth in Schedule 3(m) of the Disclosure Schedule, no tangible assets or properties used by the Company in the conduct of its business, as currently conducted, are held in the name or in the possession of any person or entity other than the Company.  Except as set forth in Schedule 3(m) of the Disclosure Schedule, to the Knowledge of the Company, each material item of tangible property of the Company is in good condition and repair (ordinary wear and tear excepted).

(n)                                 Real Property.  The Company does not own and has not owned any real property.  The Company has valid leasehold interests in certain real property, which it holds under the leases or subleases described in Schedule 3(n) of the Disclosure Schedule (the “Leased Real Property”) free and clear of all Encumbrances, except for Permitted Encumbrances.  The Leased Real Property constitutes all of the facilities used or occupied by the Company in the conduct of its business as currently conducted.  With respect to the Leased Real Property:  (i) to the Knowledge of the Company, the Company has all easements and rights necessary to conduct its business, as currently conducted; (ii) no portion thereof is, to the Knowledge of the Company, subject to any pending or threatened condemnation proceeding or proceeding by any governmental authority; (iii) the Company has not received written notice, and the Company has no Knowledge, of any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; (v) the Company has not received written notice, and the Company has no Knowledge, of any outstanding options or rights of first refusal held by any other person to purchase any parcel of Leased Real Property, or any portion or interest therein; (vi) the Company has not received written notice, and the Company has no Knowledge, of any parties (other than the Company) being in possession of any parcel of Leased Real Property, other than tenants under any leases of the Leased Real Property who are in possession of space to which they are entitled; (vii) the Leased Real Property has been supplied with utilities and other services reasonably necessary for the operation of the Business; and (viii) each parcel of Leased Real Property abuts on and has direct vehicular access to a public road or access to a public road.

(o)                                 Employees/Employee Benefit Plans.

(i)                                     Schedule 3(o) of the Disclosure Schedule contains a true and complete list of the names, rates of pay per applicable period, applicable commission rates, and titles of all current officers and employees of the Company.  Except as listed on Schedule 3(o), each officer of the Company is currently deploying all of his or her time during normal business hours to the conduct of the business of the Company.  The Company has no Knowledge that any officer or key employee of the Company is planning in the future to terminate his or her employment with the Company or to change his or her work schedule with the Company in any material respect.  To the Company’s Knowledge, no current or former employee, officer, or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement between such individual and any person other than the Company, that in any way adversely affects, or will adversely affect, in any material respect, the performance of his or her duties as an employee, officer or director of the Company or the ability of the Company to conduct its business as currently conducted.

(ii)                                  The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, an Employee Pension Benefit Plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Schedule 3(o) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) (a “Welfare Plan”), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement (other than At Will Employment Contracts), consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other benefit plan, policy program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, director or any beneficiary or dependent thereof of the Company (including, without limitation, any “employee benefit plan”, as defined in Section 3(3) of ERISA (an “Other Benefit Plan” and collectively with the Welfare Plans, the “Employee Benefit Plans”), maintained, or contributed to, by the Company or to which the Company may have any liability, contingent or otherwise, by reason of being (or having been) a part of a controlled group of companies under Code Section 414(b), (c), (m) or (o) (each other company hereinafter referred to as an “ERISA Affiliate”).

(iii)                               With respect to each Employee Benefit Plan, to the extent applicable, the Company has heretofore delivered or made available to Purchaser a true, correct and complete copy of: (A) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required, to be furnished under ERISA); (D) the most recent annual financial report, trustee report, audit report, or actuarial report, if any, and (E) the most recent determination letter from the Internal Revenue Service (“IRS”), if any.  Except as specifically provided in the foregoing documents delivered to Purchaser, there are no material amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(iv)                              No material lawsuits, claims or complaints to, or by, any person or governmental entity with respect to any Employee Benefit Plan have been filed or are pending and, to the Knowledge of the Company, there are no facts or contemplated events which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Benefit Plan.  There are, and have been, no audits by any governmental agency with respect to any Employee Benefit Plan.  Without limiting the foregoing, the following are true with respect to each Employee Benefit Plan:

(A)                              the Company and any ERISA Affiliates have filed or caused to be filed every material return, report statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Employee Benefit Plan, each of such filings has been complete and accurate in all material respects and neither the Company nor any ERISA Affiliate has incurred any material liability in connection with such filings;

(B)                                the Company and any ERISA Affiliates have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and neither the Company nor any ERISA Affiliate has incurred any material liability in connection with such requirements; and

(C)                                each Employee Benefit Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in compliance with COBRA and the Health Insurance Portability and Accountability Act of 1996 and any related regulation or applicable similar state law.

(v)                                 No Welfare Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law, (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), or (3) deferred compensation benefits accrued as liabilities on the books of the Company.

(vi)                              Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative rules and regulations of any governmental entity, including, but not limited to, ERISA and the Code. All contributions or other amounts payable by the Company as of the Closing with respect to each Employee Benefit Plan in respect of current or prior plan years will have been paid or accrued before Closing in accordance with the appropriate plan document, insurance contract or as otherwise required by ERISA, the Code or GAAP.

(vii)                           Each Employee Benefit Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has been operated and administered in good faith compliance with Section 409A of the Code.

(viii)                        Except as set forth in Schedule 3(o)(x) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (b) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee, except as expressly provided in this Agreement or an Employment Agreement, or (c) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(p)                                 Litigation.  Except as set forth on Schedule 3(p) of the Disclosure Schedule, there is no action, suit, litigation, or proceeding (“Proceeding”) pending against the Company, or any audit or investigation pending by any governmental entity with respect to the Company (whether civil, criminal, administrative, investigative or informal) (an “Investigation”), in each case, relating in any way to the Company or its business.  To the Knowledge of the Company, there is no Proceeding or Investigation currently threatened in writing against the Company relating in any way to the Company or its business.  The Company is not a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government authority relating in any way to the Company or its business.  There is no Proceeding by the Company currently pending or that the Company intends to initiate relating in any way to the Company or its business.

(q)                                 Insurance.  The Company has provided, or made available, to Purchaser true and complete copies of insurance policies maintained by the Company (collectively, the “Insurance Policies”).  Each Insurance Policy is in good standing, valid and subsisting, and in full force and effect in accordance with its terms.  All premiums due on the Insurance Policies or renewals thereof have been paid and there is no material default by the Company under any of the Insurance Policies.  The Company has not received any written notice from any issuer of the Insurance Policies since January 1, 2009 validly canceling or amending any of the Insurance Policies, or increasing any deductibles or retained amounts thereunder, and, to the Company’s Knowledge, no such cancellation, amendment or increase of deductibles or retainages is threatened.

(r)                                    Licenses and Permits.  The Company holds, and is in compliance with, in all material respects, all material governmental licenses, franchises, permits, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other governmental authorizations necessary for the conduct of its business as currently conducted (collectively, “Permits”).  Such Permits are in full force and effect in all material respects and the Company has not received any written notice that any governmental authority intends to cancel, terminate or not renew any of such Permits.  To the Knowledge of the Company, no such Permit is subject to termination or modification as a result of the transactions contemplated hereby, and except as set forth on Schedule 3(d) of the Disclosure Schedule, all of such Permits will be in full force and effect upon consummation of the Merger.

(s)                                  Bank Accounts.  Schedule 3(s) of the Disclosure Schedule sets forth a list of each bank at which the Company has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

(t)                                    Change of Control Payments.  Except as set forth on Schedule 3(t) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due from the Company to any stockholder, director, officer or employee of the Company, or any such payment materially increasing or accelerating.

(u)                                 Interested Party Transactions.  Except as set forth in Schedule 3(u) of the Disclosure Schedule, no current officer or director of the Company or, to the Knowledge of the Company, any current stockholder or employee, or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person, has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from, or sells, licenses or furnishes to, the Company any goods, property, technology, intellectual or other property rights or services that are material to the business of the Company, as currently conducted; or (ii) any Contract to which the Company is a party or by which it may be bound.

(v)                                 Obligations to Related Parties.  Except as set forth in Schedule 3(v) of the Disclosure Schedule, (i) there are no obligations of the Company to officers, directors, stockholders or employees of the Company other than (A) for payment of salary for services rendered, (B) reimbursement for reasonable expenses incurred on behalf of the Company, and (C) for other standard employee benefits made generally available to all employees (including stock option or similar agreements outstanding under any equity incentive plan of the Company), and (ii) none of the directors, stockholders, or officers of the Company, or any members of their immediate families, are indebted to the Company, or have any direct or indirect ownership interest in any firm or corporation which competes with the Company, other than ownership interests in publicly traded companies which may compete with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

(w)                               Brokers or Finders.  Except as set forth on Schedule 3(w) of the Disclosure Schedule, none of the Company or any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the consummation of the Merger.

4.                                       Representations and Warranties of the Purchaser.  Except as set forth on the Schedules delivered by Purchaser to the Company and attached hereto (collectively, the “Purchase Disclosure Schedule”) (it being understood and agreed that any information disclosed under any section or subsection of the Purchaser Disclosure Schedule shall qualify the representations and warranties set forth in the corresponding section or subsection of this Agreement and also the representations and warranties set forth in any other section or subsection of this Agreement (whether or not a specific cross-reference is included in the Purchaser Disclosure Schedule) if and to the extent that it is reasonably apparent that such information also applies to such other sections or subsections), Purchaser hereby represents and warrants to the Company and each of the Company Stockholders as follows:

(a)                                  Due Organization. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.  Neither Purchaser nor Merger Sub is in violation of any of the provisions of its respective Certificate of Incorporation and Bylaws, each as amended to date.

(b)                                 Authorization.  Each of Purchaser and Merger Sub has all requisite corporate power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by each of Purchaser and Merger Sub of this Agreement and each of the Transaction Documents to which Purchaser or Merger Sub is a party, as the case may be, have been duly and properly authorized by all requisite corporate action on the part of each of Purchaser and Merger Sub, as applicable, in accordance with applicable law and the respective Certificate of Incorporation and Bylaws, in each case, as amended to date. No approval of the stockholders of Purchaser is required under applicable law, the organizational documents of Purchaser, or any Contract to which Purchaser is a party, in connection with the execution, delivery and performance by Purchaser of its obligations under this Agreement and the Transaction Documents to which it is a party.

(c)                                  Enforceability.  This Agreement and each of the Transaction Documents to which Purchaser or Merger Sub is a party have been duly executed and delivered by Purchaser or Merger Sub, as applicable, and are the valid and binding obligation of Purchaser or Merger Sub, as applicable, and are enforceable against Purchaser or Merger Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.  No filing, declaration or registration with, or consent, approval, order or authorization of, or notifications to (i) any governmental entities, or (ii) any other persons are necessary in connection with the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the Transaction Documents to which Purchaser and Merger Sub are a party and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby or thereby, except for the filing of the Certificate of Merger, as provided in Section 1.

(d)                                 Transaction Not a Breach.  The execution, delivery and performance of this Agreement and the Transaction Documents by Purchaser and Merger Sub will not violate and conflict with, or result in the breach of (i) any of the terms, conditions, or provisions of the Certificate of Incorporation or Bylaws of Purchaser or Merger Sub, in each case as amended to date, (ii) any material Contract, agreement, mortgage, or other instrument or obligation of any nature to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub is bound, or (iii) any law, statute, ordinance, rule, regulation, restriction, judgment, order, writ, injunction, decree, determination or award to which Purchaser or Merger Sub is subject or bound.

(e)                                  Litigation.  There are no actions, suits, proceedings, orders, claims or investigations pending (or, to the knowledge of Purchaser, currently threatened) against Purchaser or Merger Sub which, if adversely determined, could reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement or the Transaction Documents or to be material to Purchaser’s business.  Neither Purchaser nor Merger Sub is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government authority relating in any way to this Agreement or the Transaction Documents or the consummation by Purchaser or Merger Sub of the transactions contemplated hereby or that could reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

(f)                                    Purchaser Common Stock.  The shares of Purchaser Common Stock have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable and will be free and clear of all Encumbrances of any kind except for restrictions of transfer imposed under applicable securities laws, that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of April 16, 2010, by and among Purchaser, each of the Persons listed on Exhibit A thereto as “Investors” and each of the Persons listed on Exhibit B thereto as “Subject Holders” (the “Right of First Refusal and Co-Sale Agreement”) and that certain Second Amended and Restated Voting Agreement dated as of April 16, 2010, by and among Purchaser, each of the Persons listed on Exhibit A thereto as “Common Holders” and each of the Persons listed on Exhibit B thereto as “Investors” (the “Voting Agreement”).

(g)                                 Capitalization.  The authorized shares of capital stock of Purchaser, and the issued and outstanding shares of capital stock of Purchaser, are as set forth on Schedule 4(g).  All of the issued and outstanding shares of capital stock of, and other outstanding equity interests in, Purchaser (i) have been duly authorized and are validly issued, fully paid, and non-assessable, (ii) were issued in compliance with, or pursuant to an exemption from, all applicable state, federal and other applicable securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal.  Except as set forth on Schedule 4(g), as of the date hereof, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, restricted stock units, stock appreciation rights, phantom stock rights or other contracts or commitments that could require Purchaser to issue, sell or otherwise cause to become outstanding any of its equity securities.

(h)                                 Financial Statements.  Purchaser has delivered to the Stockholders’ Representative the unaudited balance sheet and statement of income of Purchaser as of and for the nine-month period ended September 30, 2010 (collectively, the “Purchaser Financial Statements”).  The Purchaser Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition and results of operations and cash flow of Purchaser as of and for the periods presented thereby; provided that the Purchaser Financial Statements lack footnotes and other presentation items required by GAAP and are subject to normal year-end adjustments.

(i)                                     Compliance With Laws.  Purchaser is in compliance with all applicable federal, state, local and all other applicable laws and regulations relating to the operation of Purchaser’s business as currently conducted except for any failure to be in such compliance that has not had and will not have a Material Adverse Effect on Purchaser.  Purchaser has not received any written notice or written communication from any governmental body or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of applicable law where such violation or failure to be in compliance would, or would be reasonably likely to, have a Material Adverse Effect on Purchaser.

(j)                                     No Undisclosed Liabilities.  Purchaser has no material Liabilities, except (i) to the extent such Liabilities are accurately reflected and accrued for or fully reserved against in the Purchaser Financial Statements, (ii) Liabilities incurred in the ordinary course of business since September 30, 2010, (iii) Liabilities pursuant to contractual obligations (none of which results from a breach of contract), (iv) Liabilities incurred in connection with the transactions contemplated by this Agreement, and (v) as set forth in Schedule 4(j) of the Disclosure Schedule.

(k)                                  Material Adverse Effect.  Since September 30, 2010, Purchaser has not suffered a Material Adverse Effect.

(l)                                     Financing.  Purchaser has, and will have, sufficient cash funds to consummate the transactions contemplated by this Agreement and the Transaction Documents to which Purchaser is a party.

(m)                               No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

(n)                                 Brokers or Finders.  Neither Purchaser nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Company or the transactions contemplated by this Agreement.

5.                                       Closing and Closing Deliveries.

(a)                                  Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place concurrently with execution of this Agreement at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Chicago, Illinois 60601 (or at such other location as the parties may agree).  The date of the Closing is referred to as the “Closing Date.”

(b)                                 Closing Date for Financial Reporting Purposes.  For convenience, the parties hereto agree that solely for purposes of Purchaser’s financial accounting and reporting, the Closing shall be deemed completed as of 12:01 a.m. (EST) on December 1, 2010. For the avoidance of doubt, it is understood and agreed that the representations and warranties of the Company provided herein, including all those related to financial accounting and reporting, are being given solely as of the date of this Agreement.

(c)                                  Company Deliveries.  In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company is delivering to the Purchaser the following, all of which shall be deemed to be delivered simultaneously:

(i)                                     Escrow Agreement of even date herewith between the Stockholders’ Representative, the Company, Purchaser and the Escrow Agent (as defined below) (the “Escrow Agreement”), duly executed by the Company and the Stockholders’ Representative, in substantially the form attached hereto as Exhibit D.

(ii)                                  The Employment Agreements, duly executed by each of the Key Employees.

(iii)                               The RSU Grant Agreements, duly executed by each of the Key Employees and each of the Other Employees.

(iv)                              The Non-Competition Agreements, duly executed by each of the Key Employees.

(v)                                 The Employee Confidentiality Agreements, duly executed by each of the Key Employees and each of the Other Employees.

(vi)                              A stockholder questionnaire, duly executed by each Company Stockholder receiving Purchaser Common Stock in the Merger, stating, among other things, that such Company Stockholder is an “accredited investor.”

(vii)                           Joinders to the Voting Agreement, duly executed by each Company Stockholder who receives Purchaser Common Stock in the Merger.

(viii)                        Joinders to the Right of First Refusal and Co-Sale Agreement duly executed by each Key Employee.

(ix)                                A Patent Assignment, duly executed by the Company.

(x)                                   A certificate of an executive officer of the Company certifying as to: (A) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date of this Agreement; (B) the Bylaws of the Company, as amended through the date of this Agreement; (C) the resolutions adopted by the Company Stockholders and the Company Board authorizing and approving the execution, delivery and performance by the Company of this Agreement and any Transaction Documents to which the Company is a party; and (D) the incumbency and signatures of the officers of the Company.

(xi)                                A certificate of the Secretary of State of the State of Delaware, as of a date not earlier than ten (10) days prior to the Closing Date, as to the existence and good standing of the Company in the State of Delaware, and a certificate of the Secretary of State of the State of California, as of a date not earlier than ten (10) days prior to the Closing Date, as to the foreign qualification and good standing of the Company in the State of California.

(xii)                             Resignations of all officers and directors of the Company; and

(xiii)                          Payoff letters, if any, with respect to any Company Indebtedness owed to each Key Employee, indicating (A) the aggregate amount of indebtedness owed to each Key Employee as of the Closing Date (collectively, the “Payoff Amount”) and (B) that, upon payment of the Payoff Amount, all amounts due and owing such lender(s) by the Company shall be deemed satisfied and paid in full.

(d)                                 Purchaser’s Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, Purchaser is delivering to the Company the following, all of which shall be deemed to be delivered simultaneously:

(i)                                     The Escrow Agreement, duly executed by Purchaser.

(ii)                                  The Employment Agreements, duly executed by Merger Sub.

(iii)                               The RSU Grant Agreements, duly executed by Purchaser.

(iv)                              The Non-Competition Agreements, duly executed by Purchaser.

(v)                                 The Employee Confidentiality Agreements, duly executed by Purchaser and Merger Sub.

(vi)                              A certificate of the Secretary of State of the State of Delaware as of a date not earlier than ten (10) days prior to the Closing Date, as to the existence and good standing of Purchaser in the State of Delaware.

(vii)                           A certificate of an executive officer of each of Purchaser and Merger Sub certifying as to: (A) the resolutions adopted by the board of directors of Purchaser and Merger Sub, as applicable, and the resolutions adopted by Purchaser as the sole stockholder of Merger Sub, authorizing and approving the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the Transaction Documents to which Purchaser or Merger Sub, as applicable, is a party; and (B) the incumbency and signatures of the officers of Purchaser and Merger Sub.

6.                                       Indemnification.

(a)                                  Indemnification by Company Stockholders.  Each of the Company Stockholders, severally and not jointly, will indemnify and hold harmless Purchaser and its directors, officers, shareholders, employees, agents, subsidiaries and affiliates (the “Purchaser Indemnified Persons”), and will reimburse the Purchaser Indemnified Persons for, any loss, liability, claim, damage or expense, including reasonable out-of-pocket costs of investigation and defense of claims and reasonable attorneys’ fees and expenses (collectively, “Losses”) arising or resulting from or in connection with any of the following:

(i)                                     any breach of any representation or warranty of the Company set forth in Section 3 of this Agreement; or

(ii)                                  any claim by any person for payment of any Company Transaction Expenses.

(b)                                 Indemnification By Purchaser.  Purchaser will indemnify and hold harmless the Company Stockholders and their respective directors, officers, shareholders, employees, agents, subsidiaries and affiliates (collectively, the “Company Indemnified Persons”) and will reimburse the Company Indemnified Persons for, any Losses arising or resulting from or in connection with any of the following:

(i)                                     any breach of any representation or warranty made by Purchaser in Section 4 of this Agreement; or

(ii)                                  any claim by any person for payment of any fees or expenses incurred by the Company in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby which Purchaser has agreed to pay pursuant to Section 8.

(c)                                  Indemnification Limitation — Survival.  All representations and warranties of the Company and Purchaser contained in this Agreement shall survive the Closing and shall continue in full force and effect until the date that is twelve (12) months after the date of this Agreement. All covenants and other obligations of each of the Company and Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect until such covenants or obligations expire, are fully performed and satisfied, or otherwise indefinitely (except as limited by applicable law) in accordance with the respective terms of such covenants and obligations set forth in this Agreement.  The right to indemnification based upon such representations, warranties, covenants and obligations shall not be affected by any examination, inspection, audit or other investigation conducted by Purchaser or the Company Stockholders, as applicable, with respect to, or any knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(d)                                 Indemnification Limitation — Basket.  The Company Stockholders shall have no obligation to indemnify the Purchaser Indemnified Persons under Section 6(a)(i) and for claims brought against the Company Stockholders that arise under Section 6(a)(i), and no indemnification claims shall be brought against the Company Stockholders, absent fraud, until the aggregate amount of Losses incurred by Purchaser Indemnified Persons exceeds $150,000 (the “Indemnification Basket”), at which point the Company Stockholders will be obligated to indemnify the Purchaser Indemnified Persons from and against all Losses incurred by such Purchaser Indemnified Persons, including the amount of the Indemnification Basket; provided, however, that the Indemnification Basket shall not apply to Losses arising under or resulting from breaches of the representations and warranties set forth in Sections 3(a), 3(c), 3(e)(i) and 3(e)(ii) (the “Fundamental Representations”).

(e)                                  Indemnification Limitation — Cap.  The Company Stockholders shall have no obligation to indemnify the Purchaser Indemnified Persons under Section 6(a)(i), and no indemnification claims or any other claims shall be brought against the Company Stockholders, absent fraud, for an aggregate amount of Losses incurred by Purchaser in excess of $1,510,085 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply with respect to any Losses arising under or resulting from breaches of the Fundamental Representations.  Except for fraud and breaches of Fundamental Representations, it is understood and agreed by the parties that recourse by the Purchaser Indemnified Persons to the Escrow Fund as described in Section 6(f) below shall constitute the sole and exclusive remedy of the Purchaser Indemnified Persons for all Losses up to the Indemnification Cap that are to be indemnified by the Company Stockholders hereunder. A Company Stockholder shall have no obligation to indemnify the Purchaser Indemnified Persons for any Losses arising under or resulting from any breaches of the Fundamental Representations in excess of the portion of the Total Merger Consideration actually received by such Company Stockholder under this Agreement.

(f)                                    Indemnity Escrow.  To secure the performance by the Company Stockholders of their indemnity obligations under this Section 6, upon the Closing, Purchaser shall deposit the aggregate Escrow Amount Per Share into an escrow account (the “Escrow Fund”) established with J.P. Morgan Trust Company, National Association (the “Escrow Agent”) in accordance with the terms and conditions of the Escrow Agreement.  The fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne by Purchaser.  To the extent that a Purchaser Indemnified Person makes any claim for indemnification pursuant to Section 6(a), it shall make a claim against the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement, which shall provide, among other things, that the portion of the Escrow Fund consisting of shares of Purchaser Common Stock shall be valued at an amount equal to $21.79 per share for purposes of any such claim (unless there is a Change of Control (as defined below) of Purchaser in which event such shares of Purchaser Common Stock shall be valued at the amount payable for such shares pursuant to such Change of Control).  In the event that any Purchaser Indemnified Person sustains or incurs Losses for which it is entitled to indemnification under Section 6(a), such Losses shall be recovered or paid from the Escrow Fund for the amount of such claim in accordance with the terms of the Escrow Agreement until such Losses are paid or until no portion of the Escrow Fund remains. In such event, such indemnified Loss shall be recovered by Purchaser from the aggregate Escrow Amount Per Share of each Company Stockholder, on a several basis in accordance with each Company Stockholder’s Pro Rata Share of the amount of such Loss, and consisting of cash and shares of Purchaser Common Stock (if any) in accordance with the same ratio as that applicable to the aggregate Escrow Amount Per Share deposited with the Escrow Agent on behalf of such Company Stockholder at the Closing. The period during which claims for Losses may be made (the “Claims Period”) against the Escrow Fund shall commence at the Closing and terminate on the date that is twelve (12) months after the date of this Agreement (the “Escrow Period”).  Notwithstanding anything contained herein to the contrary, such portion of the Escrow Fund at the conclusion of the Escrow Period as shall be necessary to satisfy any unresolved or unsatisfied claims for Losses hereunder shall remain in escrow until such claims for Losses have been resolved or satisfied.  The remainder of the Escrow Fund, if any, shall be delivered to the Company Stockholders promptly (and in any event within five (5) business days) after the expiration of the Escrow Period in accordance with each such Company Stockholder’s Pro Rata Share and based on the same ratio of cash and shares of Purchaser Common Stock (if any) as that applicable to the aggregate Escrow Amount Per Share deposited with the Escrow Agent on behalf of such Company Stockholder at the Closing.

(g)                                 Indemnification Procedures.

(i)                                     An indemnified party hereunder (the “Claiming Party”) shall give the indemnifying party (“Indemnifying Party”) prompt written notice of any claim of a third party (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder, within twenty (20) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement setting forth in reasonable detail the nature and basis of such Third Party Claim and providing copies of the relevant documents evidencing such Third Party Claim, the amount of the claim, and the basis for the indemnification sought. The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Claiming Party.  The failure to give a Third Party Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Section 6, and then only to the extent of such prejudice.  The Indemnifying Party must provide written notice to the Claiming Party that it is either (i) assuming responsibility for the Third Party Claim, or

(ii) disputing the claim for indemnification against it (the “Indemnification Notice”). The Indemnification Notice must be provided by the Indemnifying Party to the Claiming Party within thirty (30) days after receipt of the notice from the Claiming Party of the Third Party Claim or within such shorter time as may be necessary to give the Claiming Party a reasonable opportunity to respond to such Third Party Claim (such period is referred to herein as the “Indemnification Notice Period”).

(ii)                                  If the Indemnifying Party provides an Indemnification Notice to the Claiming Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall have the right to assume and conduct the defense of such Third Party Claim at its own expense; provided, however, that the Claiming Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; and provided further that in the event that the interests of the Claiming Party and the Indemnifying Party are, or may reasonably become, in conflict with, or adverse to one another, with respect to such Third Party Claim, the Claiming Party may retain its own counsel at the Indemnifying Party’s expense (but limited to reasonable attorneys’ fees and expenses) with respect to such Third Party Claim; and provided further, however, that such expense must be reasonable in the context of the dispute.  In the event the Indemnifying Party assumes and conducts the defense on behalf of the Claiming Party, the Indemnifying Party shall, subject to Sections 6(c), (d), (e) and (f), as applicable, be deemed to acknowledge that it is responsible to the Claiming Party for any damages as a result of such Third Party Claim, and may settle such Third Party Claim, but shall not, without the consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed), agree to any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party from all liability with respect thereto or agree to any relief other than money damages (and a full release related thereto).  If the Indemnifying Party does not assume the defense of such Third Party Claim in the manner provided above and does not dispute the claim for indemnification against it, or if after commencing or undertaking any such defense, fails to prosecute diligently or withdraws from such defense, the Claiming Party shall have the right to undertake the defense or settlement thereof, and the Claiming Party may defend against, or enter into any settlement with respect to, the matter in any manner the Claiming Party reasonably may deem appropriate; provided that any such settlement of such Third Party Claim must include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party and the Indemnifying Party from all liability with respect thereto; and provided further that the Indemnifying Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In the event that (x) a final judgment or order in favor of such third party in respect of such Third Party Claim is rendered against the Claiming Party, that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made, or (y) such Third Party Claim is settled in accordance with this Section 6(g)(ii), resulting in liability on the part of the Claiming Party, then subject to the limitations set forth in Sections 6(c), 6(d), 6(e) and 6(f), the Indemnifying Party shall pay the amount of such liability (which payment, in the case of indemnification by the Company Stockholders, shall be made by the Escrow Agent’s transfer to Purchaser of a portion of the Escrow Fund having a value (as determined in accordance with Section 6(f)) equal to such liability.

(iii)                               In the event that the Indemnifying Party disputes the claim for indemnification against it with respect to such Third Party Claim, the Claiming Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim in any manner the Claiming Party may deem reasonably appropriate; provided that the Claiming Party shall not, without the consent of the Indemnifying Party, agree to any settlement that does not include a provision whereby the plaintiff or claimant of such Third Party Claim releases the Indemnifying Party from all liability with respect to such third Party Claim.  If and once such dispute has been finally resolved by a court or other tribunal of competent jurisdiction, or by mutual agreement of the Claiming Party and Indemnifying Party, providing for indemnification by the Indemnifying Party of such Third Party Claim, subject to the provisions of Sections 6(c), 6(d), 6(e) and 6(f), the Indemnifying Party shall within ten (10) days of the date of such resolution or agreement, pay to the Claiming Party all damages paid or incurred by the Claiming Party in connection therewith (which payment, in the case of indemnification by the Company Stockholders, shall be made by the Escrow Agent’s transfer to Purchaser of a portion of the Escrow Fund having a value (as determined in accordance with Section 6(f)) equal to such damages.

(iv)                              In the event any Indemnified Party should have a claim against any Indemnifying Party for indemnification of Losses hereunder other than in connection with a Third Party Claim, such Claiming Party shall deliver prompt notice of such claim to the Indemnifying Party within twenty (20) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim) and, when the Claiming Party is the Purchaser, to the Escrow Agent, stating in reasonable detail the nature and basis of such claim and providing copies of the relevant documents evidencing such claim, the amount of the claim, and the basis for the indemnification sought. Notwithstanding the foregoing, the failure of the Claiming Party to give such notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Section 6, and then only to the extent of such prejudice. If the Indemnifying Party notifies the Claiming Party that it does not dispute the claim described in such notice or fails to notify the Claiming Party within thirty (30) days after delivery of such notice by the Claiming Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Claiming Party’s notice shall be conclusively deemed a liability of the Indemnifying Party and, subject to the limitations set forth in this Section 6, as applicable, Purchaser shall pay the amount of such Loss to the Company Indemnified Persons on demand, or the Escrow Agent shall cause the transfer to Purchaser of a portion of the Escrow Fund having a value (as determined in accordance with Section 6(f) above) equal to the Loss incurred by the Purchaser Indemnified Persons, as applicable.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the dispute shall be resolved by mutual agreement of the Claiming Party and Indemnifying Party, or in the absence of such agreement, by a court or other tribunal of competent jurisdiction. Notwithstanding anything to the contrary contained herein, as applicable, Purchaser shall pay the

Company Indemnified Persons, or the Escrow Agent on behalf of the Company Stockholders shall transfer to Purchaser a portion of the Escrow Fund having a value equal to, the amount of any such Loss no later than ten (10) business days following the determination of the Indemnifying Party’s liability (whether such determination is made pursuant to the procedures set forth in this Section 6(g)(iv), by agreement between the Indemnifying Party and the Claiming Party or by final adjudication).

(v)                                 Any indemnity payment due and payable by an Indemnifying Party under this Agreement shall be net of any insurance proceeds actually recovered or received by the Claiming Party or any of their respective affiliates.  The Claiming Party agrees to use commercially reasonable efforts to pursue any claims for insurance with respect to the claims or Losses for which it is seeking indemnification hereunder.  Except as otherwise provided in this Section 6(g)(iv), the existence of any insurance policies shall not affect the indemnification obligations of the Company Stockholders.

(h)                                 Computation of Losses.  For purposes of determining whether a breach of a representation or warranty under Section 3 or under Section 4 has occurred and calculating any Losses suffered by an Indemnified Person pursuant to Section 3 or Section 4 hereof, as applicable, or under any other specific indemnification covenant contained in this Agreement, (i) the amount of the Losses suffered by the Indemnified Party shall be the net amount of the Loss so suffered after giving effect to the aggregate value of any money or other assets with a readily determinable value (including, without limitation, proceeds of insurance) realized by the Indemnified Party in connection therewith, and (i) each representation or warranty that contains any qualification as to “materiality” or “Material Adverse Effect” shall be deemed to have been given as though there were no such qualification, and any such qualification shall be disregarded for purposes of this Section 6.

(i)                                     Exclusive Remedy.  Except with respect to any Loss that is the result of fraud on the part of the other party or any of its affiliates, each of the parties hereto agrees that from and after the Closing, his or its exclusive remedy with respect to any and all claims relating to breaches of covenants, representations and warranties of this Agreement shall be indemnification pursuant to this Section 6; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a party may have pursuant to this Agreement.

(j)                                     Subrogation.  Upon making any indemnification payment under this Section 6, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Claiming Party against any third party in respect of the Losses to which such payment relates.

(k)                                  Merger Consideration Adjustment. All indemnification payments made hereunder will be treated by all parties as adjustments to the Merger Consideration.

(l)                                     Indemnification Limitation — Type of Losses. Neither the Company Stockholders, on the one hand, nor Purchaser, on the other hand, shall have any obligation to indemnify the Purchaser Indemnified Persons or Company Indemnified Persons, as applicable, from and against consequential damages, incidental damages, indirect damages, punitive damages, diminution in value or lost profits, except in the case of any such damages that are payable to a third party in respect of a Third Party Claim that gives rise to indemnification rights hereunder.

7.                                       Post-Closing Employment.  At the Closing, and except as may be otherwise provided in the Employment Agreements with respect to the Key Employees, the employees of the Company will terminate their employment with the Company and will become employees of Merger Sub upon the terms set forth in the employment offers provided by Purchaser or Merger Sub to such employees; provided that nothing set forth in this Section 7 shall constitute a guarantee of continued employment or covenant by Purchaser to continue the employment of any person following the Closing.  Following the Closing, the employees of the Company will be eligible to participate in the employee benefit programs of Purchaser to the same extent as similarly situated employees of Purchaser and its subsidiaries.  Employees will be given credit for service with the Company for determining the rate of vacation accrual under Purchaser’s standard vacation program.  Purchaser shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Purchaser to be waived with respect to the continuing employees of the Company and their eligible dependents, and (ii) give each of the continuing employees credit for the plan year in which the Closing occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Closing for which payment has been made.  Unused vacation days accrued by continuing employees under the plans and policies of the Company and its Subsidiaries shall carry over to Purchaser or the Surviving Corporation to the extent administratively practicable, and each such continuing employee shall be paid by the Company in cash for any accrued and unused vacation days that Purchaser determines are not administratively practicable to carry over.

8.                                       Fees and Expenses.  Except as otherwise set forth in this Agreement, the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, will each bear their own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents and the consummation of the transaction contemplated hereby and thereby; provided, however, that Purchaser shall (i) pay or reimburse at the Closing reasonable attorneys’ fees and expenses not to exceed $50,000, in the aggregate, incurred by the Company in connection with negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents and (ii) be solely responsible for the fees payable to any accounting firm that conducts an audit of the Company at the request of Purchaser.

9.                                       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF.

10.                                 Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and. assigns, but will not be assignable or delegable by Purchaser or Merger Sub without the prior written consent of the Stockholders’ Representative, provided, however, that Purchaser shall be entitled to assign its rights and benefits hereto, without the consent of the Stockholders’ Representative, (i) to an affiliate of

Purchaser so long as the affiliate assumes Purchaser’s rights and obligations hereunder, and (ii) in connection with a sale of all or substantially all of Purchaser’s assets so long as the assignee expressly assumes Purchaser’s obligations hereunder; provided further, however, no such assignment shall limit Purchaser’s obligations hereunder or cause a release of Purchaser’s obligations hereunder which shall remain primary together with any such assignee.  In the event of any such assignment and delegation, the term “Purchaser” as used in this Agreement shall be deemed to refer to each such affiliate or successor of Purchaser and shall be deemed to include both Purchaser and each such affiliate or successor where appropriate.

11.                                 Amendment and Waiver.  This Agreement, or any provision hereof, may be amended or waived; provided that any such amendment or waiver will be binding on the parties hereto only if such amendment or waiver is set forth in a writing executed by the party or parties to be bound by such amendment or waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of this Agreement or any of the documents, agreements and instruments executed in connection herewith or contemplated hereby.

12.                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and such counterparts together shall constitute one and the same instrument.  A facsimile or PDF signature shall be acceptable as an original for all purposes.

13.                                 Notices.  All notices, consents and other communications to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, or (c) sent by facsimile transmission with a confirmation copy sent by overnight courier, in each case, to the parties at the addresses and facsimile numbers as set forth below or at such other addresses and facsimile numbers as may be furnished in writing:

(a)                                  If to the Stockholders’ Representative:

Paul Gauthier

P. O. Box 192626
San Francisco, CA 94119-2626
Facsimile No.: (978) 389-7930

with a copy to:

Fenwick & West LLP

555 California Street, 12th Floor
San Francisco, CA 94104

Attention: Mark Stevens

Lynda Twomey

Fax: (415) 281-1350

(b)                                 If to Purchaser:

Groupon, Inc.

600 West Chicago, Suite 620

Chicago, Illinois 60654

Attention:  Chief Executive Officer

Fax:  (312) 276-3231

with a copy to:

DLA Piper LLP (US)

203 North LaSalle Street

Chicago, Illinois 60601

Attention:  Richard E. Ginsberg

Fax:  (312) 630-5388

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) day after the date of delivery to the overnight courier if sent by overnight courier, or (z) the next succeeding business day after transmission by facsimile.

14.                                 No Third Party Beneficiaries.  Other than the provisions of Section 6 which are intended to be for the benefit of, and will be enforceable by, the Company Indemnified Persons, and the provisions of Section 20 which are intended to be for the benefit of, and will be enforceable by, the Company Stockholders and the Key Employees, no person or entity who is not a party to this Agreement, including, but not limited to, any employee or former employee of the Company, shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement.

15.                                 Entire Agreement.  This Agreement, including the Exhibits, the Disclosure Schedule and the Purchaser Disclosure Schedule attached hereto, and the Transaction Documents, embody the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement.  This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement, the Transaction Documents, the Exhibits, the Disclosure Schedule or the Purchaser Disclosure Schedule attached hereto.

16.                                 Further Assurances.  Each party hereto agrees to promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that the other party may reasonably request in order to effect the purposes of this Agreement and the Transaction Documents.

17.                                 No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction will be applied against any party hereto.

18.                                 “Knowledge” Defined.  Where any representation or warranty contained in this agreement is expressly qualified by reference to the “Knowledge” of the Company, such term shall mean the facts or other information that are actually known by Brian Totty, Paul Gauthier,

David Gourley or Michael Cunniff and that such persons would be reasonably expected to know after due inquiry as of the date of this Agreement.  For these purposes, “due inquiry” means solely (i) the review of the relevant Sections of this Agreement and corresponding Schedules of the Disclosure Schedule, and (ii) inquiry of individual management-level employees of the Company likely to have knowledge of the particular subject matter.

19.                                 Public Announcements.  No party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the terms, conditions or other matters contained herein without obtaining the prior approval of the other parties.  The Stockholders’ Representative and Purchaser will consult with each other and agree upon the timing of and the means by which the Company’s employees, customers, suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement.  Nothing in this Section 19 shall require either party to obtain consent to make, or prevent either party from making, any public announcements or disclosures in such form as may be required by, or deemed advisable by such party’s legal counsel pursuant to, the rules of any stock exchange or national securities association or any applicable legal requirements.

20.                                 Sale of the Purchaser.  In the event that a Sale of the Purchaser (as defined below) is consummated with any party or parties with whom Purchaser has agreed on an Understanding on Terms (as defined below), and such Understanding on Terms has been agreed prior to the one year anniversary of the Closing Date (including any Understanding on Terms agreed prior to the date of this Agreement):

(a)                                  To the extent that the Upfront Consideration received by the Company Stockholders in such Sale of the Purchaser in the aggregate, is less than $20,000,000 (such difference, the “Stockholder Shortfall”), Purchaser shall pay an aggregate amount equal to the Stockholder Shortfall in cash to the Company Stockholders as additional consideration for their shares of Company Common Stock hereunder, which amount will be allocated amongst the Company Stockholders in accordance with their Pro Rata Share of the Stockholder Shortfall, within ten (10) business days following the closing of such Sale of the Purchaser.  The sum of the Upfront Consideration and the Stockholder Shortfall, if any, is referred to herein as the “Trued Upfront Consideration.”

(b)                                 To the extent that (x) the sum of (i) the Retention Consideration (as defined below) to be received by the Key Employees (as defined below), in the aggregate, plus (ii) the value of the restricted stock units of the Purchaser granted to the Other Employees in connection with the Closing, in the aggregate, is less than (y) any positive sum derived from deducting (iii) the Trued Upfront Consideration from (iv) $40,000,000 (such difference between (x) and (y), if any, the “Retention Shortfall”), Purchaser shall pay to each Key Employee an amount in cash equal to one-third of the Retention Shortfall (such amount, the “Retention Shortfall Share”). Each Key Employee’s Retention Shortfall Share shall be subject to vesting such that 1/36th of such amount shall vest each month over the three-year period commencing on the Closing Date provided that such Key Employee is continuing to provide services as an employee or consultant to Purchaser, the Surviving Corporation, the Groupon Buyer or any of their respective affiliates on the applicable vesting date. The amount of a Key Employee’s Retention Shortfall Share that is vested upon, or within ten (10) business days following, the closing of the Sale of the Purchaser shall be paid to such Key Employee within such ten business day period, and the remaining amount of such Retention Shortfall Share shall thereafter be promptly paid to the relevant Key Employee on a monthly basis as such amount becomes vested in accordance with the above schedule (subject to the continued service of such Key Employee as provided above).

(c)                                  In the event of any termination of the employment of a Key Employee without “Cause”, or a “Demotion” of a Key Employee (as such terms are defined in such Key Employee’s Employment Agreement), the vesting of such Key Employee’s Retention Shortfall Share shall accelerate in full. In the event of any voluntary termination of employment by a Key Employee prior to the full vesting of such Key Employee’s Retention Shortfall Share, such Key Employee shall be entitled to receive that portion of his Retention Shortfall Share that has vested as of the date of his termination, provided that if the closing of the Sale of the Purchaser has not occurred prior to such termination date, such Key Employee shall be paid such vested amount of his Retention Shortfall Share within ten (10) business days following the closing of the Sale of the Purchaser.

(d)                                 To the extent any Contingent Consideration (as defined below) is paid in connection with the closing of the Sale of the Purchaser with respect to the shares of Purchaser Common Stock that are issued to the Company Stockholders pursuant to the terms of this Agreement, and the amount of such Contingent Consideration is not taken into account in the calculation and payment of the Stockholder Shortfall pursuant to Section 20(a), then the amount of any such Contingent Consideration shall be for the benefit of and paid to the Purchaser’s stockholders other than the Company Stockholders.

(e)                                  In connection with the Sale of the Purchaser and if requested by any of the Key Employees, the Purchaser agrees that it shall submit any agreements, plans, contracts or arrangements (including the amounts contemplated to be paid pursuant to this Section 20) that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit to such Key Employee that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code for approval by such number of stockholders of Purchaser as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

(f)                                    The Stockholder Shortfall and the Retention Shortfall shall be calculated as of the date of the closing of the Sale of the Purchaser.

For purposes of this Section 20, the following terms have the following meanings:

“Retention Consideration” means the sum of the total cash or equity consideration (other than the Retention Shortfall) that the Key Employees, in the aggregate, are entitled to receive during the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Effective Time (such period, the “Measurement Period”) pursuant to (a) the Employment Agreements and the RSU Grant Agreements, and (b) any agreements entered into between any Key Employee and the acquirer of Purchaser (the “Groupon Buyer”) in connection with such Sale of the Purchaser, which consideration shall include, without limitation, (i) the value of any options, restricted stock units and other equity rights issued or granted to any of the Key Employees by Purchaser and/or the Groupon Buyer, in each case, as of the date of closing of such Sale of the Purchaser, and (ii) any non-salary employment compensation, including bonuses and incentive compensation, paid (or to be paid) to any of the Key Employees by Purchaser and/or the Groupon Buyer during the Measurement Period, but shall exclude any consideration paid to the Key Employees upon and in connection with the closing of the Sale of the Purchaser with respect to the shares of Purchaser Common Stock that are issued to such Key Employees pursuant to the terms of this Agreement in exchange for the equity interests of such Key Employees in the Company.

“Sale of the Purchaser” means (a) the acquisition in one or more transactions by any person or entity of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 50% of (i) the then outstanding shares of common stock (on an as-converted basis) of Purchaser or (ii) the combined voting power of the then outstanding securities (on an as-converted basis) of Purchaser entitled to vote generally in the election of directors; (b) the closing of a sale, lease, license (other than in the ordinary course of business), exchange, transfer or other conveyance of all or substantially all of the assets of Purchaser; (c) the consummation of any merger, share exchange, consolidation, or other business combination involving Purchaser if immediately after such transaction persons or entities who hold a majority of the outstanding securities (on an as-converted basis) entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) of such transaction are not persons or entities who, immediately prior to such transaction, held such securities (on an as-converted basis) of Purchaser; or (d) the completion of any other similar transaction, involving Purchaser or its successors, which has the same effect as any of the foregoing.

“Understanding on Terms” means any agreement, offer, letter of intent, term sheet, memorandum of understanding, commitment, proposal or other similar document or understanding (whether written or unwritten, binding or non-binding) relating to any proposed transaction between Purchaser and any other party or parties which, if consummated, would constitute a Sale of the Purchaser.

“Upfront Consideration” means $1,700,000 plus the aggregate amount of cash consideration, and/or publicly-traded securities that are free of restrictions on transfer (other than any market standoff restriction not to exceed a period of six months that is binding in the same manner on all stockholders of Purchaser), paid or issued to the Company Stockholders upon or in connection with the closing of the Sale of the Purchaser (including any redemption of Purchaser Common Stock contemplated by any Understanding on Terms that occurs prior to such closing of the Sale of the Purchaser) with respect to the shares of Purchaser Common Stock that are issued to such Company Stockholders pursuant to the terms of this Agreement (excluding any contingent consideration such as deferred, escrowed or earnout consideration (the “Contingent Consideration”)).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.  Each of the parties hereto acknowledges that it has read and understood this Agreement and has either obtained its own independent counsel with respect to the transactions contemplated hereby, or waived its right to have counsel review this Agreement.

COMPANY:

LUDIC LABS, INC.

By:	/s/ Brian Totty
Name:	Brian Totty
Its:	CFO

STOCKHOLDERS’ REPRESENTATIVE:

/s/ Paul Gauthier
Paul Gauthier

PURCHASER:

GROUPON, INC.

By:	/s/ Andrew Mason
Name:	Andrew Mason
Its:	CEO

MERGER SUB:

GROUPON LUDIC, INC.

By:	/s/ Andrew Mason
Name:	Andrew Mason
Its:	CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Certificate of Merger

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:50 PM 11/30/2010
FILED 07:50 PM 11/30/2010
SRV 101133768 - 4899498 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION
INTO A
DOMESTIC CORPORATION

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law, the undersigned corporations executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Groupon Ludic, Inc. and the name of the corporation being merged into this surviving corporation is Ludic Labs, Inc..

SECOND: The Agreement and Plan of Merger has been approved, adopted, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Groupon Ludic, Inc.

FOURTH: The merger is to become effective upon filing of this Certificate of Merger.

FIFTH: The Agreement and Plan of Merger is on file at 600 West Chicago Avenue, Suite 620, Chicago, Illinois 60654, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by an authorized officer, the 30th day of November, 2010.

GROUPON LUDIC, INC.

Name:	/s/ Andrew Mason
Title:	Andrew Mason, President and CEO

EXHIBIT B

Letter of Transmittal

LETTER OF TRANSMITTAL

Groupon Ludic, Inc.
107 South B Street, Suite 200
San Mateo, CA 94401

Re:                               Merger of Ludic Labs, Inc. and Groupon Ludic, Inc.

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger dated as of November     , 2010 (the “Merger Agreement”) by and among Groupon, Inc., a Delaware corporation (the “Purchaser”), Groupon Ludic, Inc., a Delaware corporation (the “Merger Sub”), Ludic Labs, Inc., a Delaware corporation (the “Company”), and the Stockholders’ Representative, pursuant to which the Company will merge with and into the Merger Sub with the Merger Sub being the surviving corporation (the “Merger”), the undersigned hereby transmits to you, on the terms and conditions of the Merger Agreement and this Letter of Transmittal (this “Letter”), the certificate(s) formerly representing shares of the outstanding capital stock of the Company (the “Company Capital Stock”).  Unless otherwise defined herein, all capitalized terms contained herein shall have the meanings set forth in the Merger Agreement.

In consideration of the payment of shares of capital stock of the Purchaser in exchange for the enclosed stock certificate(s) representing the Company Capital Stock (the “Certificates”), the undersigned agrees as follows:

1.                                       Representations and Warranties.  The undersigned represents and warrants to the Merger Sub and to the Company that:

a.                                       The undersigned is the lawful record and beneficial owner of the Company Capital Stock set forth opposite his, her or its name on Schedule A hereto and has good and valid title to such Company Capital Stock.

b.                                      The Company Capital Stock owned by the undersigned is free and clear of any liens, restrictions, claims, charges, pledges, security interests, options, rights of first offer, rights of first refusal or other encumbrances of any nature whatsoever (collectively, “Liens”), with no defects of title whatsoever.

c.                                       Other than as set forth in Schedule 3(e)(iii) of the Disclosure Schedule, there are no proxies, voting trusts or voting agreements with respect to the voting of the Company Capital Stock owned by the undersigned and, to the knowledge of the undersigned, there are no authorized or outstanding rights agreements, stockholder plans or other obligations of the Company entitling any person to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

d.                                      The undersigned does not own any equity interests (or rights convertible into, or exercisable for, equity interests) in the Company other than the Company Capital Stock and the options, if any, set forth opposite his, her or its name on Schedule A hereto.

e.                                       The undersigned has the requisite power, authority and capacity to execute and deliver this Letter and to perform the undersigned’s obligations hereunder. To the extent that the undersigned is not an individual, this Letter has been duly authorized by all necessary action of the part of the undersigned. This Letter has been duly and validly executed and delivered by the undersigned and constitutes the valid and legally binding obligation of the undersigned, enforceable in accordance with its terms and conditions. The undersigned, to the best of his, her, or its knowledge, is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority or any person in order to deliver or perform the obligations set forth in this Letter.

f.                                         Neither the execution and the delivery of this Letter, nor the performance of the obligations set forth in this Letter, will (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination, cancellation or acceleration, the loss of a material right or benefit, or the creation of any lien upon the Company Capital Stock owned by the undersigned (and if the undersigned is not a natural person, under any of the provisions of the undersigned’s organizational documents or under any note, bond, mortgage, indenture, material contract, agreement, document or instrument to which the Company Capital Stock owned by the undersigned may be subject), or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority, or court to which the undersigned or his, her, or its assets or properties is subject.

g.                                      The undersigned has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Letter for which the Merger Sub or the Company could become liable or obligated.

2.                                       Additional Undertakings.

a.                                       The undersigned acknowledges and agrees to the appointment of the Stockholders’ Representative pursuant to the terms of that certain Consent, Release and Stockholders’ Representative Agreement.

b.                                      The undersigned acknowledges that he, she or it has read, understands, agrees, accepts, and agrees to be bound by and perform the applicable terms and conditions of the Merger Agreement.  The undersigned consents to the consummation of the transactions contemplated by the Merger Agreement.

c.                                       The undersigned acknowledges that he, she, or it: (i) has received a copy of the information package dated November       , 2010, delivered by the Company to the Company Stockholders in connection with the Merger Agreement, (ii) has read and understands the documents and agreements in such information package, and (iii) has had an opportunity to consult with a lawyer and to ask questions regarding the contents of such information package.

d.                                      The undersigned shall, upon the request of the Surviving Corporation or the Company, execute and deliver any additional documents deemed necessary or desirable to complete the transfer of the Company Capital Stock represented by the Certificate(s) surrendered hereby.

e.                                       The undersigned hereby acknowledges that delivery of the Certificate(s) shall be effected, and the risk of loss and title to the Company Capital Stock represented by such Certificate(s) shall pass only (i) if the Merger has been consummated and (ii) upon proper delivery of this Letter and the Certificate(s). All questions as to validity, form and eligibility of any surrender of any Company Capital Stock hereunder shall be reasonably determined by the Surviving Corporation, and such determination shall be final and binding on all parties.

f.                                         The undersigned understands that after the Merger has been consummated, payment for the Company Capital Stock represented by the surrendered Certificates will be made in accordance with the terms of the Merger Agreement.

g.                                      The undersigned hereby agrees that he, she or it will not make any claim for indemnification against the Surviving Corporation by reason of the fact that he, she or it was a controlling person, director, employee or representative of the Company or was serving as such for another person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, Contract or otherwise) with respect to any claim brought by the undersigned relating to the Merger Agreement.

3.                                       Indemnification of the Surviving Corporation and its Affiliates.

a.                                       The representations and warranties of the undersigned set forth in Section 1 of this Letter shall survive indefinitely.

b.                                      The undersigned shall indemnify and hold harmless the Surviving Corporation and its respective shareholders, partners, members, officers, directors, employees, agents, representatives, successors and permitted assigns, from and against any and all Losses arising out of or resulting from (i) any breach by the undersigned of any representation or warranty made in Section 1 of this Letter; and (ii) the failure by the undersigned to perform any covenant, agreement or obligation set forth in this Letter.  Such obligation shall be governed by Section 6 of the Merger Agreement; provided, however, for the avoidance of doubt, the limitations set forth in Sections 6(c), 6(d) or 6(e) of the Merger Agreement shall not limit any such obligation.

4.                                       Successors and Assigns. This Letter shall remain in full force and effect notwithstanding the death or incapacity of one or more of the undersigned, and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

5.                                       Waiver of Dissenters’ Rights. The undersigned acknowledges and agrees that the execution of this Letter and the delivery of this Letter and the undersigned’s Certificate(s) for the Company Capital Stock constitute a waiver by the undersigned of any dissenter or appraisal rights the undersigned may have under applicable law with respect to the Company Capital Stock owned by the undersigned.

[Signature Page Follows]

PLEASE SIGN HERE

(TO BE COMPLETED BY ALL RECORD HOLDERS)

, 2010

, 2010
Signature(s) of Company Stockholder(s)	Date

Area Code and Tel. No.:

Address:

Taxpayer Identification or Social Security No.

Must be signed by the Company Stockholder(s) as the name(s) appear(s) on the Certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the following:

Name(s)

(Please Type or Print)

Capacity (Full Title):

Address:

EXHIBIT C

Merger Consideration Election Form

LUDIC LABS, INC.

IRREVOCABLE MERGER CONSIDERATION ELECTION FORM

As described in the Information Letter and the draft Agreement and Plan of Merger (the “Merger Agreement”), which were distributed to the undersigned stockholders on or around November         , 2010, at the Effective Time of the proposed acquisition (the “Merger”) of Ludic Labs, Inc. (“Ludic”) by Groupon, Inc.(“Groupon”), each of your shares of capital stock of Ludic (the “Ludic Shares”) will be converted into the right to receive the consideration set forth in the Merger Agreement, and you may elect to receive such consideration in the form of shares of Non-voting Common Stock of Groupon (the “Groupon Shares”) or cash, or a combination of Groupon Shares and cash, as determined in part by your election pursuant to this Irrevocable Merger Consideration Election Form (this “Election Form”).  Please see Section 2(c) of the Merger Agreement for a more detailed explanation of the mechanics of this election.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

PLEASE NOTE THAT YOU MUST QUALIFY AS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF REGULATION D, RULE 501(A), PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT F 1933, AS AMENDED (THE “SECURITIES ACT”) TO RECEIVE GROUPON SHARES IN THE MERGER. IF YOU DO NOT QUALIFY AS AN ACCREDITED INVESTOR, THE CONSIDERATION TO BE PAID FOR YOUR LUDIC SHARES WILL SOLELY BE IN THE FORM OF CASH. PLEASE SEE A MORE DETAILED EXPLANATION OF THE CRITERIA FOR QUALIFYING AS AN ACCREDITED INVESTOR BELOW.

Please use this Election Form to indicate whether, with respect to each of the Ludic stock certificates you hold, you wish to (i) maximize the cash you will receive, (ii) maximize the Groupon Shares you will receive, or (iii) if you elect a combination of cash and stock, the number of Ludic shares represented by such certificate with respect to which you elect to receive consideration in the form of Groupon Shares (in which case you are deemed to elect cash consideration with respect to the remaining shares represented by such certificate).

YOUR FINAL ALLOCATION OF CASH VERSUS STOCK CONSIDERATION IN THE MERGER WILL DEPEND IN PART ON THE ELECTIONS MADE BY LUDIC’S OTHER STOCKHOLDERS AND THE EXTENT TO WHICH COMPANY STOCKHOLDERS DO NOT QUALIFY AS ACCREDITED INVESTORS AND WILL BE SUBJECT TO ADJUSTMENT AS SET FORTH IN MORE DETAIL BELOW AND IN THE MERGER AGREEMENT.

A properly completed Election Form must be returned on or before 10:00 a.m., California time, on Monday, November 29, 2010 (the “Election Deadline”).  If you do not submit a properly completed Election Form prior to the Election Deadline, you will be deemed to have made an election to receive the mix of stock and cash consideration for your Ludic Shares provided pursuant to Section 2(b)(i) of the Merger Agreement (unless your shares constitute Dissenting Shares as of such time or you do not qualify as an accredited investor), subject to the adjustments referenced above and as set forth in more detail below and in the Merger Agreement.  Section 2(b)(i) of the Merger Agreement contemplates that a substantial majority of the Merger Consideration Per Share for each Ludic Share will be payable in the form of Groupon Shares and the remainder in the form of cash.  The precise percentage of the Merger Consideration Per Share paid in the form of Groupon Shares versus the percentage paid in cash cannot be definitively determined at this time as the amount of the aggregate cash consideration payable in the Merger is subject to the deduction of certain liabilities of the Company calculated as of the closing of the Merger.

Please read the Information Letter, the Merger Agreement and the other documents distributed to you relating to the Merger carefully before making your election.  We also strongly encourage you to consult your legal, tax accounting and/or financial advisors regarding your election.  THIS ELECTION FORM IS NOT A PROXY OR STOCKHOLDER CONSENT; THIS ELECTION FORM IS IRREVOCABLE — YOU MAY NOT CHANGE

YOUR ELECTION AFTER THE ELECTION DEADLINE ABOVE.  Please complete and return this Election Form even if you do not plan to consent to the proposed acquisition.

I.              Stockholder Name and Contact Information.

Name:	Office Telephone:

Street Address:	Home Telephone:

City and State (or Province):	E-mail address:

Zip/Postal Code & Country:

II.            Stockholder Election

Pursuant to the terms set forth in the attached documents, the undersigned stockholder elects, as follows:

1. STOCK ELECTION. I elect to maximize the amount of Groupon Shares that I will receive in exchange for my Ludic shares represented by the below listed Ludic stock certificate(s), as such election is contemplated by Section 2(c) of the Merger Agreement.  Please fill in the numbers of the stock certificate(s) in the blanks below for any stock certificates with respect to which you wish to make a Stock Election.

Cert. No:	Cert. No:	Cert. No:

Cert. No:	Cert. No:	Cert. No:

If you need more space, please use additional sheets as necessary

2.   CASH ELECTION.  I elect to maximize the amount of cash that I will receive in exchange for my Ludic shares represented by the below listed Ludic stock certificate(s), as such election is contemplated by Section 2(c) of the Merger Agreement.  Please fill in the numbers of the stock certificate(s) in the blanks below for any stock certificates with respect to which you wish to make a Cash Election.

Cert. No:	Cert. No:	Cert. No:

Cert. No:	Cert. No:	Cert. No:

If you need more space, please use additional sheets as necessary.

3. COMBINATION ELECTION: I elect to receive both cash and Groupon Shares in exchange for my Ludic shares represented by the below listed Ludic stock certificate(s) in accordance with the allocation set forth next to each certificate listed below, as such election is contemplated by Section 2(c) of the Merger Agreement. Please fill in the numbers of the stock certificate(s) to the left below for any stock certificates with respect to which you wish to make a Combination Election and fill in the number of shares represented by such certificate which you elect to be exchanged for Groupon Shares.

Cert No.                             :                   shares represented by this certificate shall be exchanged for Groupon Shares, with [no/the remaining] shares exchanged for cash

Cert No.                             :                   shares represented by this certificate shall be exchanged for Groupon Shares, with [no/the remaining] shares exchanged for cash

Cert No.                             :                   shares represented by this certificate shall be exchanged for Groupon Shares, with [no/the remaining] shares exchanged for cash

If you need more space, please use additional sheets as necessary.

4. Non-Accredited Investor:             I am not an accredited investor within the meaning of Regulation D, Rule 501(a) promulgated under the Securities Act of 1933, as amended, and accordingly I should receive cash only for my Ludic Shares in the Merger.

Please provide below the wire transfer instructions for the bank account to which you wish your cash proceeds in the Merger to be wired (including any escrowed amount under the Merger Agreement):

Name on Account:
Name of Bank:
Bank Account Number:
Bank Routing Number:

III.           Limitations on the Election.  As set forth in Section 2(c) of the Merger Agreement, in no event, shall the aggregate amount of the Merger Consideration Per Share to be paid to the Company Stockholders in the form of Groupon Shares be less than or greater than 615,000 shares (the “Share Threshold”).  In the event the aggregate Merger Consideration Per Share to be paid in the form of Groupon Shares elected by the Company’s Stockholders is less than the Share Threshold, each Company Stockholder’s election to receive Groupon Shares will be deemed to be increased, pro rata based on the number of Ludic Shares held by such Company Stockholder relative to the number of Ludic Shares held by all Company Stockholders, to an amount such that the aggregate election by the Company Stockholders to receive Groupon Shares is equal to the Share Threshold.   In the event the aggregate Merger Consideration Per Share to be paid in the form of Groupon Shares elected by the Company’s Stockholders is greater than the Share Threshold, each Company Stockholder’s election to receive Groupon Shares will be deemed to be decreased, pro rata based on the number of Ludic Shares held by such Company Stockholder relative to the number of Ludic Shares held by all Company Stockholders, to an amount such that the aggregate election by the Company Stockholders to receive Groupon Shares is equal to the Share Threshold.

In addition, any Company Stockholder that does not qualify as an “accredited investor” under applicable securities laws (which is discussed in more detail in paragraph IV below) may only receive cash consideration in the Merger for his, her or its Ludic Shares. Accordingly, it may be necessary to decrease the cash payable, and increase the number of Groupon Shares to be issued, to other Company Stockholders who do qualify as accredited investors in order for them to take up the Groupon Shares that cannot be issued to the unaccredited investors and meet the Share Threshold.

IV.           Accredited Investor Qualification. In order to receive Groupon Shares in the Merger, you must qualify as an “accredited investor” within the meaning of Regulation D, Rule 501(a) promulgated under the Securities Act of 1933, as amended. If you do not qualify as an accredited investor, you will still receive the same aggregate value for your Ludic Shares in the Merger but all of such consideration will be paid to you in cash and you will not receive any Groupon Shares. You will be asked to separately complete a Stockholder Questionnaire that, amongst other things, sets forth the criteria for qualifying as an accredited investor and requesting that you certify to Groupon and Ludic whether you meet any of such criteria.

If you are a natural person, you will qualify as an accredited investor if you satisfy one of the following criteria:

•                  You have a net worth (either individually or jointly with your spouse) in excess of $1,000,000; or

•                  You (i) either (A) had an individual annual income (exclusive of spousal income) in excess of $200,000 or (B) had a joint income with your spouse in excess of $300,000 in each of the two preceding tax years, and (ii) reasonably expect to have the same income level (individually or jointly, as applicable) in the current tax year.

The term “net worth” means the excess of total assets over total liabilities.  In calculating “net worth,” you must exclude the estimated fair market value of your principal residence as an asset.  The term “individual income” means adjusted gross income, as reported for federal income tax purposes, less any income attributable to your spouse or property owned by your spouse, increased by the amount (if not attributable to your spouse or property owned by your spouse) of any tax-exempt shares received, losses claimed as a partner in an entity treated as a partnership for tax purposes, any deduction claimed for depletion, any deduction for long term capital gains.  The term “joint income” is defined in the same manner as “individual income,” except that income attributable to your spouse or property owned by your spouse is included.

If your Ludic Shares are held through a corporation, partnership, limited liability company or trust, there are numerous criteria, all of which are outlined in the Stockholders’ Questionnaire, upon which such entity may qualify as an accredited investor. The most commonly applicable criteria would be as follows:

•                  a corporation, partnership or limited liability company, not formed for the specific purpose of acquiring the Groupon Shares and having total assets in excess of $5,000,000;

•                  an entity in which all of the equity owners are accredited investors;

•                  a trust which has total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Groupon Shares, whose purchase is directed by a “sophisticated person” within the meaning of Regulation D who has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Groupon;

•                  A revocable trust (such as a living trust) or a trust formed for the purpose of acquiring the Groupon Shares and for which, in either case, each grantor is an accredited investor.

V.            By signing below, I, the undersigned stockholder of Ludic, understand and agree that:

1.              If I have elected to maximize the amount of cash that I will receive for my Ludic Shares, I lose all rights I may have with respect to the Groupon Shares that I would have otherwise received, and I will not be entitled to benefit from any potential appreciation in the value of such Groupon Shares.

2.              If I have elected to receive Groupon Shares, I hereby certify that I qualify as an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.

3.              I have received the Information Letter and the Merger Agreement and certain enclosures referenced therein.  I have been advised to consult my legal, tax, accountant and/or financial advisor before making any decision about this election.

4.              All authority in this Election Form will survive my death or incapacity, and all of my obligations in this Election Form will be binding upon my heirs, personal representatives, successors and assigns.

5.              This election does not entitle me to receive consideration consisting of wholly cash or wholly Groupon Shares.  If the Merger becomes effective, I may receive some cash consideration and some Groupon Shares in connection with the surrender of my Ludic Shares pursuant to the Merger Agreement even if I have elected to maximize cash or Groupon Shares with respect to all of my stock certificates above.  I understand that the elections of all other Ludic stockholders affect the ultimate allocation of the stock and cash consideration in the Merger amongst the Ludic stockholders, as detailed in Section 2(c) of the Merger Agreement and above.

6.              The transactions contemplated by the Merger Agreement might not be consummated, in which case I will not be entitled to receive any consideration pursuant to the Merger Agreement.

7.              This Election Form does not constitute a proxy or stockholder consent.  By returning this Election Form, I am in no way obligated to vote my shares of Ludic capital stock in favor of the Merger Agreement or the Merger.

8.              If I fail to submit an Election Form by the Election Deadline, or if I submit a defective Election Form which is not cured by the Election Deadline, I understand that I will be deemed to have made an election to receive the mix of stock and cash consideration for my Ludic Shares provided pursuant to Section 2(b)(i) of the Merger Agreement, subject to the adjustments referenced above and as set forth in the Merger Agreement.  I acknowledge that Section 2(b)(i) of the Merger Agreement contemplates that a substantial portion of the amount of the Merger Consideration Per Share payable for each Ludic Share will be paid in the form of Groupon Shares and the remaining portion will be paid in cash.

Print Name of Stockholder or Authorized Representative of Stockholder

Signature

Date Signed

YOUR COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED NO LATER THAN 10:00 A.M. (PACIFIC TIME) ON MONDAY, NOVEMBER 29, 2010.  PLEASE RETURN THE ELECTION FORM TO:

Brian Totty/Michael Cunniff
Ludic Labs, Inc.

107 South B Street, Suite 200
San Mateo, CA 94401

Merger Consideration Election Form

Fax Cover Sheet

Date:  November         , 2010

RECIPIENT INFORMATION

To:	Brian Totty/Michael Cunniff	Fax:	(650) 749-0303

Company:	Ludic Labs, Inc.	Phone:

SENDER INFORMATION

From:	Phone:		Return Fax:

Original: To follow via mail ☐	To follow via courier ☐

Fax Contains:	pages (including this sheet).	If incomplete, call		.

Message: Merger Consideration Election Form.

CONFIDENTIAL

This fax contains confidential and privileged material for the sole use of the intended recipient.

Any review or distribution by others is strictly prohibited.

If you are not the intended recipient, please contact the sender and destroy all copies.

EXHIBIT D

Form of Escrow Agreement

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of November 30, 2010, by and among Groupon, Inc., a Delaware corporation (“Purchaser”), Paul Gauthier as the Stockholders’ Representative (the “Stockholders’ Representative” and, together with Purchaser, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of November 30, 2010, by and among Purchaser, Groupon Ludic, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Ludic Labs, Inc. a Delaware corporation (the “Company”), and the Stockholders’ Representative (the “Merger Agreement”), the Company will merge with and into the Merger Sub (the “Merger”), with the Merger Sub being the surviving corporation of the Merger.

WHEREAS, pursuant to the Merger Agreement, the Parties have agreed to deposit in escrow at the closing of the Merger certain cash funds and stock certificates representing shares of non-voting common stock of Purchaser, which constitute a portion of the consideration payable to the stockholders of the Company in the Merger, to secure certain indemnity obligations of such stockholders under the Merger Agreement, and the Parties wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:

1.                                       Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.                                       Escrow Amount.  In connection with, and upon, the final payment of consideration under the Merger Agreement, Purchaser shall deposit with the Escrow Agent an aggregate of (i) $118,071.10 in immediately available funds (together with any proceeds thereof, the “Cash Escrow Amount”) and (ii) stock certificates representing an aggregate of 61,500 shares of the non-voting common stock of Purchaser issued in the names of the stockholders of the Company set forth on Schedule 1 to this Agreement (each, a “Stockholder” and collectively, the “Stockholders”), such certificates representing the number of shares of common stock of Purchaser set forth opposite each such Stockholder’s name on Schedule 1 (collectively, the “Escrow Shares” and, together with the Cash Escrow Amount, the “Escrow Amount”).  The Escrow Agent shall hold the Cash Escrow Amount and, subject to the terms and conditions hereof, shall invest and reinvest the Cash Escrow Amount and the proceeds thereof as directed in Section 3.  The Stockholders’ Representative hereby agrees to use commercially reasonable efforts to cause each Stockholder to execute three (3) stock powers of attorney in the form set forth on Exhibit A (“Stock Powers”) in favor of Purchaser, allowing for the transfer of such Stockholder’s Escrow Shares to Purchaser in the event, and only in the event, that Purchaser is entitled to receive any or all of such Escrow Shares pursuant to the terms hereof.  The

Stockholders’ Representative shall cause the Stock Powers that are provided to the Stockholders’ Representative to be deposited with the Escrow Agent within ten (10) days following the date of this Agreement. The certificates representing the Escrow Shares will be legended to reflect the deposit of such Escrow Shares under this Agreement.  Such legend shall be removed upon disbursement of the Escrow Shares, as described in Section 5 hereof.

3.                                       Investment of Cash Escrow Amount.  During the term of this Agreement, the Cash Escrow Amount shall be invested in a JPMorgan Cash Compensation Account (“CCA”), or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing by the Parties and as shall be acceptable to the Escrow Agent.  CCA have rates of compensation that may vary from time to time based upon market conditions.  Instructions to make any other investment (“Alternative Investment”) must be in writing and shall specify the type and identity of the investments to be purchased and/or sold.  The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including, without limitation, charging any applicable agency fee in connection with each transaction.  The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of the Cash Escrow Amount or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Cash Escrow Amount.  The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

4.                                       Restrictions on Escrow Shares.  Prior to the Distribution Date (as defined in Section 5) (i) no sale, transfer or other disposition by the Stockholders may be made of any of the Escrow Shares other than in connection with a Change of Control (as defined below) of Purchaser, and (ii) no Stockholder shall pledge or grant a security interest in the Escrow Shares or grant a security interest in his, her or its rights under this Agreement. A “Change of Control” of Purchaser means (a) the acquisition in one or more transactions by any person or entity of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 50% of (i) the then outstanding shares of common stock (on an as-converted basis) of Purchaser or (ii) the combined voting power of the then outstanding securities (on an as-converted basis) of Purchaser entitled to vote generally in the election of directors; (b) the closing of a sale, lease, license (other than in the ordinary course of business), exchange, transfer or other conveyance of all or substantially all of the assets of Purchaser; (c) the consummation of any merger, share exchange, consolidation, or other business combination involving Purchaser if immediately after such transaction persons or entities who hold a majority of the outstanding securities (on an as-converted basis) entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) of such transaction are not persons or entities who, immediately prior to such transaction, held such securities (on an as-converted basis) of Purchaser; or (d) the completion of any other similar transaction, involving Purchaser or its successors, which has the same effect as any of the foregoing.

5.                                       Disposition and Termination.

(a)           In the event Purchaser has a claim against the Stockholders for indemnification of Losses (as defined in the Merger Agreement) under the terms of the Merger Agreement (a “Claim”), Purchaser shall deliver prompt notice of such Claim (a “Claim Notice”) to the Stockholders’ Representative and to the Escrow Agent within twenty (20) days after learning of such Claim (or within such shorter time as may be necessary to give the Stockholders a reasonable opportunity to respond to such Claim) stating in reasonable detail the nature and basis of such Claim and providing copies of the relevant documents evidencing such Claim, the amount of the Claim (the “Claimed Amount”), and the basis for the indemnification sought.

(b)           Subject to Section 5(f) below, in connection with the indemnification by the Stockholders of any Claim under the Merger Agreement, the Escrow Agent shall distribute the Escrow Amount only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both Purchaser and the Stockholders’ Representative (the “Joint Instruction”) that  instructs the Escrow Agent as to the distribution of some or all of the Escrow Amount to Purchaser or the Stockholders, as applicable, or (ii) a final and non-appealable order or judgment of a court of competent jurisdiction (an “Order”), a copy of which is delivered to the Escrow Agent by either Purchaser or the Stockholders’ Representative, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Amount to Purchaser or the Stockholders, as applicable, and which is accompanied by an opinion of such Party’s counsel stating to the finality of the court order.

(c)           To the extent the Joint Instruction provides for a portion of the Escrow Amount to be distributed to Purchaser in satisfaction of the indemnification of the relevant Claim (the “Claimed Amount”), the Joint Instruction shall specify the portion of the Cash Escrow Amount and the number of the Escrow Shares (collectively, the “Payment Amount”) to be distributed to Purchaser from the Escrow Amount in satisfaction of the payment of the Claimed Amount.  Each Payment Amount shall be withdrawn from the Escrow Amount in accordance with each Stockholder’s pro rata share set forth on Schedule 1 (referred to herein as the “Pro Rata Share” of such Stockholder) in the same ratio of cash (if any) and shares of Purchaser Common Stock (if any) as that applicable to the amount originally deposited with the Escrow Agent on behalf of each such Stockholder (as set forth in Schedule 1) as of the date hereof.  For purposes of making any distribution of Escrow Shares to Purchaser in satisfaction of any Claims, and for purposes of determining the distribution of any portion of the Escrow Amount to the Stockholders in accordance with their Pro Rata Share, hereunder, the Escrow Shares shall be deemed to have a value of $21.79 per Escrow Share unless, at the relevant time, there has been a Change of Control of Purchaser in which event each Escrow Share shall be deemed to have a value per share equal to the per share value of the consideration payable or issuable by the acquirer of Purchaser with respect to the non-voting shares of common stock of Purchaser pursuant to the terms, and upon the closing, of such Change of Control.

(d)           Any release or distribution by the Escrow Agent of Escrow Shares to Purchaser in respect of a Claimed Amount shall be made by mailing the stock certificates, together with the Stock Powers related to such stock certificates, deposited with the Escrow Agent to Purchaser. Purchaser shall complete the Stock Powers to effect transfers to Purchaser of the requisite number of Escrow Shares held by each Stockholder representing such Stockholder’s pro rata share (the “Escrow Share Percentage”) of the aggregate number of Escrow Shares to be transferred to Purchaser in satisfaction of the Escrow Share portion of the Payment Amount based on the number of Escrow Shares originally issued to such Stockholder at the closing of the Merger relative to the total number of Escrow Shares issued to all Stockholders (as set forth in Schedule 1). The Escrow Agent shall have no liability whatsoever for any error, delay or failure to act by the Purchaser, including without limitation any error, delay or failure in the delivery of such Escrow Shares.

(d)           If any portion of the Escrow Shares is not required to be transferred to Purchaser in satisfaction of the Payment Amount, Purchaser will promptly issue stock certificates to the Stockholders for such remaining portion of the Escrow Shares in accordance with each Stockholder’s Escrow Share Percentage and shall deliver such new stock certificates to the Escrow Agent to retain in escrow hereunder until distributed or released pursuant to this Agreement. No fraction of an Escrow Share shall be distributed, and each fractional share thereof shall be rounded up or down to the nearest whole number.

(e)           Within three (3) Business Days after November 30, 2011 (the “Distribution Date”), the Escrow Agent shall release and distribute from escrow any remaining Escrow Amount to the Stockholders in accordance with each such Stockholder’s Pro Rata Share and based on the same ratio of cash (if any) and shares of Purchaser Common Stock (if any) as that applicable to the amount originally deposited with the Escrow Agent on behalf of each such Stockholder (in accordance with Schedule 1) as of the date hereof; provided, however, that if on the Distribution Date there remain unresolved or unsatisfied Claims (“Open Claims”) that have been validly notified by Purchaser to the Escrow Agent prior to 5pm Chicago Time of the Distribution Date pursuant to Section 5(a) above, the Escrow Agent shall retain a portion of the Escrow Amount equal to the amount of the Open Claims as set forth in the Claim Notice until a Joint Instruction or an Order is provided to the Escrow Agent with respect to the release and distribution of such remaining amount.  At the time of delivery to each Stockholder of its pro rata share of any of the Cash Escrow Amount that is distributable to the Stockholders hereunder, the Escrow Agent shall also deliver to such Stockholder its pro rata share of any accrued but unpaid interest on the Cash Escrow Amount through such delivery date. The pro rata share of each Stockholder of the Cash Escrow Amount shall be calculated as the percentage of the Cash Escrow Amount that is deposited into the escrow on behalf of such Stockholder (if any) at the closing of the Merger.

(f)            Upon distribution and release of the Escrow Amount by the Escrow Agent in accordance with the terms of this Agreement, this Agreement shall terminate.

6.                                       Escrow Agent.

(a)           The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied.  Such duties shall include the following: (i) safeguarding and treating the Escrow Amount as trust funds in accordance with the provisions of this Agreement and not as the property of Purchaser, and holding the Escrow Amount in separate accounts, apart from any other funds or accounts of the Escrow Agent or any other person and (ii) holding and disposing of the Escrow Amount only in accordance with the provisions of this Agreement.  The duties of the Escrow Agent with respect to the Escrow Amount may be altered, amended, modified or revoked only by a writing signed by the Parties and the Escrow Agent.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including, without limitation, the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with the Merger Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of the Merger Agreement, even though reference thereto may be made in this Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind.  The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Amount, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 12 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 12.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Amount, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)           The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to any Party.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents that have been approved in writing in advance by Purchaser and the Stockholders’ Representative.  The Escrow Agent may consult with counsel to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, an opinion of any such counsel.  In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

7.                                       Succession.

(a)                                  The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.  Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Amount (without any obligation to reinvest the Cash Escrow Amount) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate.

(b)                                 Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

8.                                       Compensation and Reimbursement.  Purchaser agrees to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation, reasonable attorneys’ fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement.  The obligations set forth in this Section 8 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

9.                                       Indemnity.                                       Purchaser shall indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The indemnity obligations set forth in this Section 9 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

10.                                 Stockholder Rights.

(a)                                  While any Escrow Shares are held as part of the Escrow Amount, and pending the distribution thereof to Purchaser or the Stockholders, as the case may be, in connection with any distributions from the Escrow Amount in accordance with this Agreement, each Stockholder will have all rights with respect to the Escrow Shares attributable to such Stockholder as set forth on Schedule 1 (including, without limitation, the right to vote such shares), except (i) the right of possession thereof, and (ii) the right to pledge, encumber, sell, assign or transfer such Escrow Shares or any interest therein except as contemplated herein. Any cash dividend or other distribution (other than a distribution that is not taxable pursuant to Section 305 of the Internal Revenue Code of 1986, as amended (“Non-taxable Distributions”)) made with respect to the Escrow Shares shall be distributed to the Stockholders in accordance with their respective Pro Rata Shares of the Escrow Amount and any other Non-taxable Distribution shall be deposited and included in the Escrow Amount and shall be considered Escrow Shares for purposes hereof.

(b)                                 In case, after the date of this Agreement and prior to the Distribution Date, there is any Change of Control of Purchaser, or the shares of non-voting common stock of Purchaser are converted or reclassified into shares of a different class or series of Purchaser or other securities or property, Purchaser shall promptly provide written notice of such event to the Stockholders’ Representative and the Escrow Agent, and shall cause the Escrow Shares that then remain in escrow under this Agreement to be replaced with the consideration payable for such Escrow Shares pursuant to the terms of such Change of Control transaction (the “Change of Control Consideration”) or otherwise replaced with the appropriate instruments representing the stock or other securities or property (such stock, securities or property, together with the Change of Control Consideration, the “Replacement Property”) to which the Stockholders, as holders of such Escrow Shares, are entitled.  The Replacement Property will be held in escrow until the release and distribution thereof in accordance with this Agreement in the same manner as the Escrow Shares.

11.                                 Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)                                  Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties’ identity including, without limitation, the name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)                                 Certification and Tax Reporting.  The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation.  All interest or other income earned under this Agreement shall be paid to the Stockholders and shall be allocated to the Stockholders in accordance with their Pro Rata Share and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Amount by the Stockholders whether or not said income has been distributed during such year.  The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

12.                                 Notices.  All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 13 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served (a) by facsimile; (b) by overnight courier; or (c) by prepaid registered mail, return receipt requested; to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Purchaser:	Groupon, Inc.
600 West Chicago, Suite 620
Chicago, Illinois 60654
Attention: Chief Executive Officer
Fax: (312) 276-3231

with a copy to:

DLA Piper LLP (US)
203 North LaSalle Street
Chicago, Illinois 60601
Attention: Richard E. Ginsberg
Fax: (312) 630-5388

If to Stockholders’ Representative:

Paul Gauthier

with a copy to:

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, CA 94104

Attention: Mark Stevens

Lynda Twomey

Fax: (415) 281-1350

If to the Escrow Agent:

JPMorgan Chase Bank, N.A.

Escrow Services

420 West Van Buren, Mail Code IL1-0113

Chicago, IL 60606

Attention:  Sonny T. Lui

Fax No.: (312) 954-0430

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

13.                                 Security Procedures.                            Notwithstanding anything to the contrary as set forth in Section 12, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including, but not limited to, any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 5 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Escrow Amount, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 12 and as further evidenced by a confirmed transmittal to that number.

(a)                                  In the event funds transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 3 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.  The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or the Stockholders’ Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank.  The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

(b)                                 Purchaser acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser under this Agreement without a verifying call-back as set forth in Section 12(a) above:

Purchaser’s Bank account information:

JPMorgan Chase Bank NA

Chicago, IL 60670

ABA:

Account Number:

For the account of Groupon, Inc.

Stockholders’ Representative acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to the Stockholders’ Representative under this Agreement without a verifying call-back as set forth in Section 12(a) above:

Stockholders’ Representative’s Bank account information:

Citibank NA

111 Wall Street, NY, NY 10043

ABA #

FBO Charles Schwab and Company

Account #

For the account of Haligonian Trust

Schwab account number

(c)                                  In addition to their respective funds transfer instructions as set forth in Section 13(b) above, Purchaser acknowledges that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”).  Accordingly, Purchaser shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Schedule 3, by facsimile in accordance with this Section 13.  Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary.  Escrow Agent and Purchaser agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of Purchaser, without requiring a verifying call-back as set forth in Section 13(a), whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(d)                                 The Parties acknowledge that the security procedures set forth in this Section 13 are commercially reasonable.

13.                                 Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

14.                                 Miscellaneous.  Except for change to funds transfer instructions as provided in Section 13, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 7, without the prior consent of the Escrow Agent and the other Parties.  This Agreement shall be governed by and construed under the laws of the State of Delaware.  Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Illinois. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. Each Party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under, the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or email, and such facsimile or email will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Section 9 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

GROUPON, INC.

By:

Name:

Title:

STOCKHOLDERS’ REPRESENTATIVE

Paul Gauthier

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Escrow Agent

By:

Name:

Title:

Exhibit A

STOCK ASSIGNMENT

SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,                                                                                  hereby sells, assigns and transfers unto Groupon, Inc., a Delaware corporation (the “Company”), Shares of the Company standing in the name of                                                             on the books of said Company represented by Certificate No.                                          herewith, and does hereby irrevocably constitute and appoint                                          as attorney to transfer said stock on the books of the within named Company with full power of substitution in the premises.

Dated: , 20

By:
Name:
Title: